                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                           GREAT DANE TRAILERS, INC.,

                    GREAT DANE TRAILERS TENNESSEE, INC., and

                          GREAT DANE LOS ANGELES, INC.,

                                             THE SELLERS,

                            GREAT DANE HOLDINGS INC.,

                                             THE PARENT,

                                       AND


                         GREAT DANE LIMITED PARTNERSHIP,

                                             THE BUYER

                                TABLE OF CONTENTS

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ARTICLE 1.               TERMS OF PURCHASE AND SALE.......................     1

         1.1.   Sale of the Purchased Assets..............................     1
         1.2.   The Closing...............................................     1
         1.3.   Purchase Price and Payment................................     2
         1.4.   Other Closing Documents...................................     2
         1.5.   Purchase Price Adjustment.................................     5

ARTICLE 2.               REPRESENTATIONS AND WARRANTIES OF SELLERS........     8

         2.1.   Organization..............................................     9
         2.2.   Financial Statements......................................     9
         2.3.   Absence of Certain Changes or Events......................    10
         2.4.   Title to Purchased Assets.................................    11
         2.5.   Intellectual Property.....................................    11
         2.6.   Commitments...............................................    12
         2.7.   Litigation................................................    13
         2.8.   Compliance with Laws......................................    14
         2.9.   Corporate Power and Authority; No Conflicts...............    14
         2.11.  Consents..................................................    16
         2.12.  Taxes.....................................................    17
         2.13.  Subsidiaries..............................................    17
         2.14.  Accounts Receivable.......................................    18
         2.15.  Inventory.................................................    18
         2.16.  Real Property; Leases.....................................    18
         2.17.  Environmental Matters.....................................    21
         2.18.  Products; Product Warranty................................    23
         2.19.  Undisclosed Liabilities...................................    23
         2.20.  Insurance.................................................    24
         2.21.  Labor Relations...........................................    24
         2.22.  Full Disclosure...........................................    24
         2.23.  Disclaimer................................................    25

ARTICLE 3.               REPRESENTATIONS AND WARRANTIES OF BUYER..........    25

         3.1.   Organization..............................................    25
         3.2.   Power and Authority; No Conflicts.........................    25
         3.3.   Consents..................................................    26
         3.4.   Availability of Funds.....................................    26
         3.5.   Litigation................................................    26
         3.6.   Financial Condition.......................................    26

ARTICLE 4.               COVENANTS OF SELLERS.............................    27

         4.1.   Cooperation...............................................    27
         4.2.   Conduct of Business.......................................    27
         4.3.   Access....................................................    29

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         4.4.   Further Assurances........................................    29
         4.5.   Acquisition Proposals.....................................    30
         4.6.   Advice of Changes.........................................    30
         4.7.   Nondisclosure.............................................    30
         4.8.   Covenant Not to Compete...................................    31
         4.9.   Removal of Certain Liens..................................    32
         4.10.  Insurance.................................................    32
         4.11.  Certain Provisions Relating to Consents...................    32
         4.12.  Sums Received in Respect of Business......................    33
         4.13.  Name......................................................    33
         4.14.  Transfer of Parent Equipment..............................    33
         4.15.  Transfer of Certain Intangible Property...................    33

ARTICLE 5.               COVENANTS OF BUYER...............................    33

         5.1.   Cooperation by Buyer......................................    34
         5.2.   Books and Records; Personnel..............................    34
         5.3.   Further Assurances........................................    35
         5.4.   Solvency..................................................    35
         5.5.   Bulk Transfer Laws........................................    35
         5.6.   Indiana Responsible Property Transfer Law.................    35

ARTICLE 6.               TAX MATTERS COVENANTS............................    36

         6.1.   Allocation of Purchase Price..............................    36
         6.2.   Cooperation...............................................    37

ARTICLE 7.               CONDITIONS TO BUYER'S OBLIGATIONS................    37

         7.1.   No Prohibition............................................    37

ARTICLE 8.               CONDITIONS TO SELLERS' OBLIGATIONS...............    37

         8.1.   No Prohibition............................................    38

ARTICLE 9.               EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS....    38

         9.1.   Definitions...............................................    38
         9.2.   Employment................................................    40
         9.3.   Collective Bargaining Agreement...........................    41
         9.4.   Employee Benefit Plans....................................    41
         9.5.   Incentive Compensation Plans..............................    41
         9.6.   Pension Contributions.....................................    41




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ARTICLE 10.              TERMINATION PRIOR TO CLOSING.....................    42

         10.1.  Termination...............................................    42
         10.2.  Effect of Termination.....................................    42

ARTICLE 11.              MISCELLANEOUS....................................    42

         11.1.  Survival..................................................    42
         11.2.  Indemnification...........................................    43
         11.3.  Interpretive Provisions...................................    47
         11.4.  Entire Agreement..........................................    47
         11.5.  Successors and Assigns....................................    47
         11.6.  Headings..................................................    48
         11.7.  Modification and Waiver...................................    48
         11.8.  Broker's Fees.............................................    48
         11.9.  Expenses..................................................    48
         11.10. Notices...................................................    49
         11.11. Governing Law.............................................    50
         11.12. Public Announcements......................................    50
         11.13. Counterparts..............................................    50
         11.14. Certain Definitions.......................................    51
         11.15. No Third Party Beneficiaries. ............................    61


EXHIBITS

Exhibit 1.1(b)       -     Form of Assignment and Assumption Agreement

Exhibit 1.3          -     Allocation of Purchase Price

Exhibit 1.4          -     Additional Closing Documents of Sellers

Exhibit 1.4(a)(ix)   -     Form of Confidentiality, Non-Competition and
                           Cooperation Agreements

Exhibit 1.4(a)(x)    -     Forms of Sellers' Counsel Opinions

Exhibit 1.4(b)       -     Additional Closing Documents of Parent

Exhibit 1.4(c)(v)    -     Form of Buyer's Counsel Opinion

Exhibit 1.4(c)(vi)   -     Additional Closing Documents of Buyer

Exhibit 1.5(a)       -     Projected Closing Balance Sheet and Projected Closing
                           Adjusted Net Worth Statement

                                                                            Page




Exhibit 2.2(a)(ii)   -     Interim Balance Sheet and Interim Adjusted Net Worth
                           Statement

Exhibit 2.16         -     Form of letter agreement regarding title and survey
                           matters

Exhibit 2.16(c)      -     Required Title Insurance Policies, Endorsements and
                           Surveys

Exhibit 4.10         -     Letter agreement regarding rights under insurance
                           policies

Exhibit 4.11(a)      -     Required Consents

Exhibit 9.4          -     Employee Benefit Plans

Exhibit 11.3(a)      -     Designated Seller Officers

Exhibit 11.3(b)      -     Designated Buyer Officers

Exhibit 11.14-1      -     Form of Escrow Agreement

                            ASSET PURCHASE AGREEMENT

                  This Agreement, made and entered into this ___ day of December, 1996, by and between GREAT DANE TRAILERS, INC., a Georgia corporation ("Trailers"), and its wholly owned subsidiaries, GREAT DANE TRAILERS TENNESSEE, INC., a Tennessee corporation, and GREAT DANE LOS ANGELES, INC., a Georgia corporation (Trailers and its subsidiaries are referred to collectively herein as "Sellers" and each as a "Seller"), GREAT DANE HOLDINGS INC., a Delaware corporation ("Parent"), and GREAT DANE LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer"). Sellers, Parent and Buyer are referred to collectively herein as the "Parties".


                              W I T N E S S E T H:

                  WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets of the Business, subject to certain liabilities, all on the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties do hereby agree as follows (Section 11.14 hereof sets forth the definitions of capitalized terms used herein, or references the Sections in which such terms are defined).


                                   ARTICLE 1.

                           TERMS OF PURCHASE AND SALE

                  1.1. Sale of the Purchased Assets. On the Closing Date and subject to the terms and conditions of this Agreement:

                           (a) Buyer will purchase from each Seller, and each
Seller will sell, transfer, assign, convey and deliver to Buyer, or any permitted assignee under Section 11.5, all of such Sellers' right, title and interest in and to the Purchased Assets; and

                           (b) Buyer will assume and become responsible for all
of the Assumed Liabilities, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit 1.1(b) to be executed and delivered by Buyer on the Closing Date (the "Assignment and Assumption Agreement".

                  1.2. The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 24th floor, New York, New York 10020, commencing at 9:00 a.m., New York City time, on January 2, 1997 (but shall be effective as of 12:01 a.m. on January 1, 1997), or at such other time or place or on such other date as may be mutually agreed to by the Parties in writing, subject to the requirements of Article 10 hereof (the "Closing Date").

                  1.3. Purchase Price and Payment. The aggregate purchase price to be paid by Buyer for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities (the "Purchase Price") shall initially be $240,673,000, to be allocated among and paid to Sellers as set forth on Exhibit 1.3, and subject to adjustment pursuant to Section 1.5. Payment of the Purchase Price (as adjusted pursuant to Section 1.5(a)), less the Escrow Amount, shall be in U.S. dollars, and shall be made no later than 12:00 noon, New York City time, on the Closing Date, by wire transfer or delivery of other immediately available funds to one account of each Seller at a bank specified at least two (2) business days in advance in writing by Sellers (the "Designated Accounts"). The Escrow Amount shall be delivered by the Buyer to the Escrow Agent and placed in the Escrow Account no later than 12:00 noon, New York City time, on the Closing Date by wire transfer or delivery of other immediately available funds.

                  1.4. Other Closing Documents. On the Closing Date, provided all conditions set forth in Article 8 shall have been satisfied:

                           (a) Sellers shall deliver, or cause to be delivered,
to Buyer, the following items:

                                    (i) Duly executed bills of sale and such
other executed assignments or certificates of title (including, without limitation, the Assignment and Assumption Agreement), each dated the Closing Date, as are reasonably necessary to transfer to Buyer all of each Seller's right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances other than Permitted Exceptions.

                                    (ii) Title to the Owned Real Property by
recordable special warranty deeds and Sellers' leasehold interest in and to the Leased Real Property by assignments and assumptions of leases.

                                    (iii) Documentation including termination
statements, releases, and payoff letters sufficient to release all Encumbrances on Purchased Assets which secure Excluded Liabilities.

                                    (iv) The owner's policies and leasehold
policies of Title Insurance and Surveys required to be delivered at Closing pursuant to Section 2.16(c).


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
                                    (v) A certificate that each Seller is not a
foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

                                    (vi) Duly executed assignments for all
Intellectual Property and evidence of change of name of each Seller.

                                    (vii) Certificates of the Secretary or an
Assistant Secretary of each Seller, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives of such Seller executing this Agreement and each of the Ancillary Documents and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary; and (ii) certifying attached resolutions of the Board of Directors and shareholders of such Seller, which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

                                    (viii) The Escrow Agreement, duly executed
by each of Sellers and the Escrow Agent.

                                    (ix) Confidentiality, non-competition and
cooperation agreements executed by each of the current shareholders of Parent in substantially the form of Exhibit 1.4(a)(ix) hereto, together with assignments to Buyer of Parent's rights thereunder, to the extent such agreements relate to the Business, in the form set forth in Exhibit 1.4(a)(ix).

                                    (x) Opinions of Hunter, Maclean, Exley &
Dunn, P.C. and Sonnenschein Nath & Rosenthal, dated the Closing Date, in substantially the form of Exhibit 1.4(a)(x) hereto.

                                    (xi) All of the additional closing documents
contemplated hereby or referred to on Exhibit 1.4(a).

                                    (xii) True, complete and correct copies of
the agreements described in Section 2.6(f) and 4.7(b) of this Agreement together with an assignment to Buyer of all rights of Sellers and Parent thereunder.

                                    (xiii) An assignment to Buyer of all of the
rights of the purchaser under the Parent Stock Purchase Agreement to indemnification by the sellers thereunder, to the extent such indemnification relates to the Business, the Purchased Assets or the Assumed Liabilities.

                           (b) Parent shall deliver to Buyer all of the closing
documents referred to on Exhibit 1.4(b).

                           (c) Buyer shall deliver, or cause to be delivered, to
Sellers, the following items:

                                    (i) The Assignment and Assumption Agreement,
duly executed by Buyer and dated the Closing Date.

                                    (ii) The Escrow Agreement, duly executed by
Buyer and the Escrow Agent.

                                    (iii) Certificates of the Secretary or an
Assistant Secretary of the general partner of Buyer, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives of the general partner of Buyer executing this Agreement and each of the Ancillary Documents and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary; and (ii) certifying attached resolutions of the Board of Directors and shareholders of the general partner of Buyer, which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

                                    (iv) An opinion of Gould & Ratner, dated the
Closing Date, in substantially the form of Exhibit 1.4(c)(v) hereto.

                                    (v) All of the additional documents referred
to on Exhibit 1.4(c)(vi).

                  1.5. Purchase Price Adjustment.

                           (a) Attached hereto as Exhibit 1.5(a) is a projected
balance sheet of Trailers and its subsidiaries as of the close of business on December 19, 1996 (the "Projected Closing Balance Sheet") containing good faith projections by Sellers' management of the assets and liabilities of Sellers as of such date, together with a schedule (the "Projected Closing Adjusted Net Worth Statement") specifically setting forth Sellers' projected Adjusted Net Worth, and the adjustments made to compute such amount, as of the close of business on December 19, 1996 (the "Projected Closing Adjusted Net Worth"), and a representation by the Sellers' chief financial officer that (i) the Projected Closing Balance Sheet was prepared on a basis consistent with the accounting principles, practices, policies and procedures, and the classifications and methods, utilized in preparing the Interim Balance Sheet (except that the amounts shown therein are projected), and (ii) the Projected Closing

Adjusted Net Worth Statement was prepared on a basis consistent with the accounting principles, practices, policies and procedures, and the classifications and methods, utilized in preparing the Interim Adjusted Net Worth Statement (including, without limitation, valuation of inventories on a first-in-first-out basis and elimination from the Projected Closing Balance Sheet of the Excluded Assets and Excluded Liabilities, and the Parent Equipment and GDI Property). If the Projected Closing Adjusted Net Worth is less than the Interim Adjusted Net Worth, then the Purchase Price to be paid at the Closing shall be decreased by an amount which is equal to the difference between the Interim Adjusted Net Worth and the Projected Closing Adjusted Net Worth. If the Projected Closing Adjusted Net Worth is greater than the Interim Adjusted Net Worth, then the Purchase Price to be paid at the Closing shall be increased by an amount which is equal to the difference between the Projected Closing Adjusted Net Worth and the Interim Adjusted Net Worth.

                           (b) Sellers shall prepare and deliver to Buyer, and
Buyer and Sellers shall cooperate to engage Ernst & Young, LLP, or another nationally-recognized independent accounting firm mutually satisfactory to Sellers and Buyer (the "Accountants") to audit, the consolidated balance sheet of Sellers as of close of business on the December 31, 1996 (the "Closing Date Balance Sheet") within sixty (60) days after the Closing Date. The Closing Date Balance Sheet shall:

                                    (i) be prepared in accordance with GAAP
applied on a basis consistent with the same accounting principles, methods, policies, practices and procedures applied in, and using classifications consistent with those used in, the preparation of the Interim Balance Sheet, and in accordance with the terms of this Agreement;

                                    (ii) be audited by the Accountants in
accordance with generally accepted auditing standards;

                                    (iii) include a schedule (the "Closing
Adjusted Net Worth Statement") specifically setting forth the Closing Adjusted Net Worth and the adjustments made to compute such amount, which schedule and adjustments shall be prepared on a basis consistent with the accounting principles, practices, policies and procedures, and the classifications and methods, utilized in preparing the Interim Adjusted Net Worth Statement (including, without limitation, valuation of inventories on a first-in-first-out basis and elimination from the Closing Date Balance Sheet of the Excluded Assets and Excluded Liabilities, and the Parent Equipment and GDI Property); and

                                    (iv) include an opinion of the Accountants
to the effect of Sections 1.5(b)(i), 1.5(b)(ii) and 1.5(b)(iii) above.

                           (c) Sellers' employees shall take physical
inventories of Sellers in connection with the preparation of the Closing Date Balance Sheet, to the extent reasonably practicable. Arthur Andersen, L.L.P., at the request of Buyer and at Buyer's expense, shall be entitled to observe the taking of physical inventories of Sellers in connection with the preparation of the Closing Date Balance Sheet, and to inspect all work papers, schedules and other supporting materials relating to, the preparation of the Closing Date Balance Sheet and computation of the Closing Adjusted Net Worth, and to consult with the Accountants regarding the methods used to prepare the Closing Date Balance Sheet and computation of the Closing Adjusted Net Worth. The Accountants' fees and expenses in connection with the work performed by the Accountants pursuant to this Section shall be accrued as an expense on the Closing Date Balance Sheet, except for the fees and expenses of the Accountants in connection with the taking of physical inventories or in connection with any other procedures requested by Buyer which have not generally been performed in connection with the preparation or audit of Sellers' prior year-end financial statements.

                           (d) The Closing Adjusted Net Worth as set forth on
the Closing Adjusted Net Worth Statement shall become final, conclusive and binding on the Parties unless Sellers or Buyer gives written notice to the other of its disagreement with respect to any matter contained therein ("Objection Notice") within thirty (30) days after the receipt thereof. An Objection Notice shall specify in reasonable detail the nature of any disagreement and a proposal with respect to the Closing Adjusted Net Worth. The other Party may within ten
(10) days after receipt of the other Party's Objection Notice also deliver an Objection Notice (if not already delivered), which shall contain a proposal with respect to the Closing Adjusted Net Worth; or, if such other Party shall not deliver an Objection Notice, it shall be deemed for the purposes hereof to have proposed the amount therefor set forth in the Closing Adjusted Net Worth Statement. For a period of thirty (30) days after the delivery of any Objection Notice, Sellers and Buyer shall attempt to resolve in writing all of their differences with respect to each matter specified in any Objection Notice, in which case any such resolution shall be final, conclusive and binding on Sellers and Buyer. If Buyer and Sellers cannot resolve all such disputes within such thirty-day period, the matters in dispute shall be submitted to Arthur Andersen, L.L.P. or another nationally-recognized independent accounting firm mutually satisfactory to Buyer and Sellers (the "Arbiter"). Promptly, but not later than thirty (30) days after submission of the dispute to the Arbiter, the Arbiter will determine (based solely on presentations by Sellers and Buyer to the Arbiter and not by independent review) only those items in dispute and will render a report as to its resolution of such items and the resulting calculation of the Closing Adjusted Net Worth. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. For purposes of the Arbiter's calculation of the Closing Adjusted Net Worth, the amounts to be included will be the appropriate amounts from the Closing Date Balance Sheet as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. Buyer and Sellers shall cooperate with the Arbiter in making its determination and such determination shall be final, conclusive and binding upon Buyer and Sellers; provided, however, that the amount of the Closing Adjusted Net Worth determined by the Arbiter shall in no event be greater than that proposed (or deemed proposed) by Sellers or less than that proposed (or deemed proposed) by Buyer. The fees and expenses of the Arbiter incurred in connection with the services rendered pursuant to this Section 1.5(d) shall be borne by Sellers and Buyer in proportion to the respective amounts by which the amounts of the Closing Adjusted Net Worth proposed or deemed proposed by them shall differ from the Closing Adjusted Net Worth as determined by the Arbiter. (For example, if the amount of the Closing Adjusted Net Worth proposed by Sellers were $70,000,000, the amount thereof proposed by Buyer were $60,000,000, and the amount thereof determined by the Arbiter were $66,000,000, then the Arbiter's fees and expenses would be paid 40% by Sellers and 60% by Buyer.)

                           (e) The term "Final Adjusted Net Worth" shall mean:

                                    (i) if neither Sellers nor Buyer timely
delivers an Objection Notice, the Closing Adjusted Net Worth as set forth in the Closing Adjusted Net Worth Statement; or

                                    (ii) if Sellers or Buyer timely delivers an
Objection Notice, the amount determined pursuant to Section 1.5(d) above.

                           (f) Within five (5) days after determination of the
Final Adjusted Net Worth:

                                    (i) if the Projected Closing Adjusted Net
Worth exceeds the Final Adjusted Net Worth, then (x) Sellers and Buyer shall direct the Escrow Agent to pay to Buyer, out of the funds held in the Escrow Account, an amount equal to the lesser of such excess or the Escrow Amount, and
(y) if the amount of such excess is greater than the Escrow Amount, then Sellers shall pay to Buyer in immediately available funds the amount by which such excess exceeds the Escrow Amount; or

                                    (ii) Buyer shall pay Sellers by wire
transfer of immediately available funds the amount, if any, by which the Final Adjusted Net Worth exceeds the Projected Closing Adjusted Net Worth.

Any payment by Sellers or Buyer required by this subsection (f) shall bear interest at the prime rate (as published in the Wall Street Journal) per annum from the Closing Date to, but not including, the date of payment to Buyer or Sellers, as the case may be.

                           (g) Upon determination of the Final Adjusted Net
Worth and payment of the amount, if any, required to be paid to Sellers or Buyer (as the case may be) under the provisions of Section 1.5(f), Sellers shall be entitled to receive all funds remaining in the Escrow Account, including interest, net of expenses, and Sellers and Buyer shall immediately direct the Escrow Agent to make such payment to Sellers.

                           (h) The undersigned, Capital Resource Associates,
hereby guarantees the payment in full by Sellers to Buyer when due of the amount, if any, which shall be payable by Sellers pursuant to Section 1.5(f)(i)(y) hereof.


                                   ARTICLE 2.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Sellers jointly and severally represent and warrant to Buyer as follows:

                  2.1. Organization. Each Seller is a corporation duly organized, validly existing and in good standing under laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. Each Seller is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the business or financial condition of all of Sellers taken as a whole (a "Material Adverse Effect"). True and complete copies of the charter and by-laws, and all amendments thereto, which are in full force and effect on the date hereof, of each Seller have previously been delivered or made available to Buyer. The disclosure schedule delivered by Sellers to Buyer in connection herewith (the "Disclosure Schedule") sets forth the directors and officers of each Seller.

                  2.2. Financial Statements.

                           (a) Sellers have delivered to Buyer each of the
following financial statements (collectively, the "Financial Statements"), copies of which are included in the Disclosure Schedule:

                                    (i) audited consolidated balance sheets and
statements of operations, shareholders' equity (deficit) and cash flows as of and for the fiscal years ended December 31, 1991, 1992, 1993, 1994 and 1995 for Trailers and its subsidiaries; and

                                    (ii) the unaudited consolidated balance
sheet (the "Interim Balance Sheet") and statements of operations, shareholders' equity and cash flows (collectively, the "Interim Financial Statements") as of and for the six months ended June 30, 1996 for Trailers and its subsidiaries, including a schedule (the "Interim Adjusted Net Worth Statement") specifically setting forth the Interim Adjusted Net Worth and the adjustments made to compute such amount (the Interim Balance Sheet and the Interim Adjusted Net Worth Statement are attached hereto as Exhibit 2.2(a)(ii)).

                           (b) The Financial Statements (including the notes
thereto) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated on the notes thereto) throughout the periods covered thereby and present fairly, the consolidated financial position, the results of operations, retained earnings and cash flows of Trailers and its subsidiaries as at each of the dates and for each of the periods covered thereby, except that the Interim Financial Statements do not reflect normal year-end audit adjustments and lack footnotes and other presentation items. The Interim Adjusted Net Worth Statement has been prepared on a basis consistent with the accounting principles, practices, policies and procedures, and the classifications and methods, utilized in the preparation of the Interim Balance Sheet, except for valuation of inventories on a first-in-first-out basis and elimination of the Excluded Assets and Excluded Liabilities.

                  2.3. Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, the Interim Financial Statements or the SEC Reports, or as permitted or contemplated by this Agreement, since June 30, 1996, Sellers have conducted the Business only in the Ordinary Course of Business, and without limiting the generality of the foregoing, no Seller has:

                           (a) suffered any material shortage of materials or
supplies, or any material damage, destruction or casualty loss

(not covered by insurance) to its physical properties;

                           (b) suffered any Material Adverse Effect;

                           (c) increased the rate or terms of compensation
payable or to become payable to its directors, officers or key employees or increased the rate or terms of any Business Benefit Plan covering any of its directors, officers or key employees, except in each case increases occurring in the Ordinary Course of Business (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment;

                           (d) mortgaged, pledged or subjected to any other
Encumbrance any of its material properties or assets, tangible or intangible, other than Permitted Exceptions;

                           (e) made any material capital expenditures or
acquired or disposed of any material assets or properties, or entered into any agreement or other arrangement for such acquisition or disposition, except acquisitions and dispositions in the Ordinary Course of Business;

                           (f) forgiven or canceled any material debts or
claims, or waived any material rights, except in the Ordinary Course of Business;

                           (g) been the target of any actual or threatened
strikes, work stoppages, other labor disputes or organizing activity;

                           (h) changed in any material respect its accounting
practices, policies or principles, or changed its depreciation or amortization policies or rates adopted by it other than changes required by changes in GAAP;

                           (i) entered into any employment agreement lasting
longer than one year or providing for annual compensation in excess of $50,000, or collective bargaining agreement or adopted any Business Benefit Plan;

                           (j) entered into or terminated any material
Commitment, license or other instrument, except in the Ordinary Course of Business;

                           (k) committed to do any of the foregoing.

                  2.4. Title to Purchased Assets. (a) Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except

                                    (i) as set forth in the Disclosure Schedule
         or the SEC Reports, and

                                    (ii) for Permitted Exceptions.

                           (b) On the Closing Date, Sellers will have good and
marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Exceptions.

                  2.5. Intellectual Property.

                           (a) The Disclosure Schedule sets forth a list, as of
the date hereof, of all material United States and foreign patents, trademarks, tradenames, copyrights, and registrations and applications therefor (such items, together with all inventions, improvements, customer lists, brand names, labels or other trade rights and pending applications therefor, service marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing, and all other intellectual property and know-how used in connection with the Business, including, but not limited to, confidential, secret and/or proprietary information, all technical information, inventions, designs and patents, whether or not patentable, which are used by Sellers in, and material to, the Business, being hereinafter referred to as the "Intellectual Property").

                           (b) Except as set forth in the Disclosure Schedule or
the SEC Reports, to Sellers' knowledge, Sellers own or possess adequate licenses or other valid rights to use all of the material Intellectual Property, free and clear of any Encumbrance (except Permitted Exceptions).

                           (c) Except as set forth in the Disclosure Schedule,
to Sellers' knowledge, no Seller has interfered with, infringed upon, misappropriated, or violated any material patent, copyright, tradename, trademark or other intellectual property right of any third party in any material respect, and no Seller has knowledge of any basis for, nor has received any charge, complaint, claim, demand, or notice alleging, any such interference, infringement, misappropriation, or violation. To the knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property of any Seller in any material respect.

                           (d) The Disclosure Schedule identifies each material
item of Intellectual Property that any third party owns and that any Seller uses pursuant to a license, sublicense, agreement, or permission. Sellers have delivered or made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

                  2.6. Commitments. The Disclosure Schedule sets forth a list, as of the date hereof, of each of the following written or oral agreements, arrangements or commitments (including any and all amendments thereto) to which any Seller is a party or by which any Seller is bound (collectively, the "Commitments"):

                           (a) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum in any one case (other than leases entered into in connection with purchase orders from customers);

                           (b) any agreement (or group of related agreements)
for the purchase or sale of raw materials, commodities, supplies, or other personal property, or for the furnishing or receipt of services used in the conduct of the business of the Seller, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000 in any one case;

                           (c) any agreement (or group of related agreements)
for the fiscal year 1995 for the sale of Products, which involves the sale of more than 100 trailers;

                           (d) any agreement concerning a partnership or joint
venture;

                           (e) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, in excess of $100,000 in any one case;

                           (f) any material agreement concerning confidentiality
or noncompetition (excluding confidentiality agreements with any and all prospective purchasers of Sellers or any of their past or present Subsidiaries or any of their respective assets, as to which no disclosure is made);

                           (g) any material sales agency or distributorship
agreements;

                           (h) any material brokerage and finder's agreements;

                           (i) agreements and commitments for capital
expenditures in excess of $100,000 for any single project which have not been included in the budgets provided to Buyer;

                           (j) any material employment, consulting, severance or
agency agreement;

                           (k) any agreement under which any Seller has advanced
or loaned any amount to any of its directors, officers and employees outside of the Ordinary Course of Business; and

                           (l) other agreements, arrangements or commitments
which are material to the business or financial condition of the Sellers.

                  Sellers have previously delivered or made available to Buyer a correct and complete copy of each such written Commitment. Except as set forth in the Disclosure Schedule or the SEC Reports, no Seller is in default under any of the Commitments, which default has or could reasonably be expected to have a Material Adverse Effect

                  2.7. Litigation. Except as set forth in the Disclosure Schedule or the SEC Reports, there is no action, counterclaim, suit, hearing, investigation or proceeding of, in or before any court, governmental authority or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator ("Litigation") pending or, to Sellers' knowledge, threatened against any Seller, or to which any of them is a party,

                           (a) with respect to which there is a reasonable
likelihood of a determination which would have a Material Adverse Effect, or

                           (b) which seeks to enjoin or obtain damages in
respect of the consummation of the transactions contemplated hereby.

Except as set forth in the Disclosure Schedule or the SEC Reports, no Seller is subject to or in default under any outstanding orders, rulings, injunctions, judgments, charges or decrees which would have a Material Adverse Effect.

                  2.8. Compliance with Laws. Except as set forth in the Disclosure Schedule or the SEC Reports, to Sellers' knowledge, and except for Environmental, Health and Safety Laws, Sellers are in compliance with all applicable laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect. To Sellers' knowledge, Sellers have all material governmental permits, licenses and authorizations (collectively, the "Permits") necessary for the conduct of Sellers' Business as presently conducted, except where the absence thereof would not individually or in the aggregate have a

Material Adverse Effect. Except as set forth in the Disclosure Schedule or the SEC Reports, all material Permits are in full force and effect and there is no Litigation pending or, to Sellers' knowledge, threatened, seeking the revocation, cancellation or suspension or any adverse modification, of any such material Permits, with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect.

                  2.9. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sellers and Parent. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms. The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:

                           (a) violate any provision of law, rule or regulation
to which any Seller is subject;

                           (b) violate any order, judgment or decree applicable
to any Seller;

                           (c) violate any provision of the Certificate of
Incorporation or the By-laws of any Seller; or

                           (d) result in any breach of or constitute a default
under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of any Seller pursuant to any, note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which any Seller is a party or by which any Seller or any of their respective properties is bound or affected; except, in each case, for (i) violations, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or which would not have a Material Adverse Effect, and (ii) violations, breaches or defaults resulting from the failure to obtain any consent not required under this Agreement to be obtained at or prior to Closing.

                  2.10. Employee Benefit Plans.

                           (a) The Disclosure Schedule lists all Business
Benefit Plans. With respect to each Business Benefit Plan, true and complete copies of the following have previously been delivered or made available to Buyer or will be delivered to Buyer within ten days after the date of this
Agreement:

                                    (i) the written plan document for any
Business Benefit Plan or a written description thereof for any Business Benefit Plan not in writing;

                                    (ii) any related summary plan description;

                                    (iii) the most recent determination letter,
if any, received from the IRS regarding such plan;

                                    (iv) any pending applications, filings or
notices with respect thereto with the IRS, PBGC or the Department of Labor;

                                    (v) the latest financial statements and
annual reports for such plan and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; and

                                    (vi) all trust agreements and insurance
contracts and all agreements with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Business Benefit Plan.

                           (b) Except as set forth on the Disclosure Schedule or
the SEC Reports:

                                    (i) to Sellers' knowledge, no event has
occurred or circumstances exist that could reasonably be expected to give rise to disqualification or loss of tax exempt status of any Business Benefit Plan or trust intended to qualify under Section 401(a) of the Code;

                                    (ii) the Business Benefit Plans have been
maintained in material compliance with their terms and in material compliance with applicable law;

                                    (iii) with respect to each Business Benefit
Plan subject to the minimum funding requirements of Section 412 of the Code, all required contributions for all plan years ending prior to the Closing Date have been made to the Business Benefit Plans;

                                    (iv) except as set forth in the Disclosure

Schedule, no Seller has any liability under ERISA or the Code with respect to any Benefit Plan or Multiemployer Plan maintained or contributed to by an ERISA Affiliate or Sellers;

                                    (v) no reportable event (as defined in
Section 4043 of ERISA and the regulations thereunder) has occurred within the last five (5) years other than reportable events with respect to which notice has been waived by the PBGC;

                                    (vi) other than claims for benefits
submitted by participants or beneficiaries, no claim against, or legal proceeding involving any Business Benefit Plan is pending or to Sellers' knowledge threatened, other than claims which individually or in the aggregate would not have a Material Adverse Effect; and

                                    (vii) Sellers are in material compliance
with the provisions of Section 601 of ERISA and Section 4980B of the Code.

                  2.11. Consents. Except as set forth in the Disclosure Schedule or the SEC Reports, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority is required in connection with the execution, delivery and performance by Sellers of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Buyer is required to obtain or make or instances where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not have a Material Adverse Effect.

                  2.12. Taxes.

                           (a) Except as set forth on the Disclosure Schedule,
each Seller and any combined, consolidated, unitary or affiliated group of which any Seller is or has been a member prior to the Closing Date: (x) has paid all Taxes required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which Sellers could be held liable, except for Taxes which are being contested in good faith and by appropriate proceedings and which are described on the Disclosure Schedule; and (y) has accurately and timely filed (or timely filed an extension for), all Tax Returns, required to be filed on or before the Closing Date.

                           (b) The Disclosure Schedule sets forth all federal,
state, local and foreign Income Tax Returns filed with respect to Sellers for taxable periods ended on or after December 31, 1993, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Sellers have delivered or made available to Buyer correct and complete copies of all federal Income Tax Returns of Sellers.

                           (c) Each Seller has withheld and paid all Taxes
required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

                  2.13. Subsidiaries.

                           (a) Other than Sellers, there are no entities with
respect to which any Seller either:

                                    (i) owns on the date hereof and will own on
the Closing Date, either directly or indirectly, outstanding capital stock (or other ownership interests), other than securities constituting Excluded Assets, or

                                    (ii) has the power to vote or direct the
voting of sufficient securities to elect a majority of the directors thereof.

                           (b) There are no outstanding or authorized options,
warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Seller to sell, transfer, or otherwise dispose of any capital stock or assets of any Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Seller. No Seller owns any interest in or controls any corporation, partnership, trust, or other business association which is not a Subsidiary.

                  2.14. Accounts Receivable. Except as reserved against on or set forth in the Interim Financial Statements, or as set forth in the Disclosure Schedule or the SEC Reports, all accounts receivable relating to the Business reflected on the Interim Financial Statements and all accounts receivable relating to the Business arising subsequent thereto have arisen in the Ordinary Course of Business of Sellers.

                  2.15. Inventory. Except as reserved against on or set forth in the Interim Financial Statements, or as set forth in the Disclosure Schedule or the SEC Reports, the materials, supplies and work-in-process included in the inventory of Sellers as set forth on the Interim Balance Sheet, and all inventory of the Seller arising since the date of the Interim Financial Statements, were acquired in the Ordinary Course of Business and are valued as set forth in the Disclosure Schedule or the Interim Financial Statements.

                  2.16. Real Property; Leases.

                           (a) The Disclosure Schedule sets forth all real
property that Sellers own (collectively, the "Owned Real Property"). With respect to each such Owned Real Property, except as set forth in the Disclosure Schedule or the documents referenced therein:

                                    (i) the identified owner has good and
marketable title to the parcel of Owned Real Property, free and clear of any Encumbrances, except for the Permitted Exceptions and liens or encumbrances of a definite or ascertainable amount which shall be removed at Closing;

                                    (ii) Sellers agree that at Closing Sellers
will deliver to Buyer a recordable special warranty deed for each of the parcel of Owned Real Property, subject only to the Permitted Exceptions;

                                    (iii) there are no leases, subleases,
licenses, concessions, or other agreements granting to any party or parties thereto the right of use or occupancy of any portion of any Owned Real Property; and

                                    (iv) Except as set forth in Section 2.4,
Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (1) the nature and condition of the Owned Real Property, including, but not by way of limitation, the water, soil, geology, flora and fauna, and the suitability thereof, and of the Owned Real Property for any and all activities and uses which Buyer and its Affiliates may elect to conduct thereon, or any improvements which Buyer and its Affiliates may elect to construct thereon, income to be derived therefrom or expenses to be incurred with respect thereto, or any obligations or any other matter or thing relating to or affecting the same; (2) the manner of construction and condition and state of repair or lack of repair of any improvements located thereon; (3) the nature and extent of any easement, right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (4) the presence or absence of any environmentally threatened species or wetlands; (5) the presence or absence of any environmentally hazardous substance or material; and the compliance of the Owned Real Property, with any laws, rules or ordinances, or regulations of any government or any body; (6) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and faulting; (7) whether or not and the extent to which the Owned Real Property or any portion thereof is affected by any stream

(surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; (8) drainage; (9) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring; (10) zoning to which the Owned Real Property or any portion thereof may be subject; (11) the availability of any utilities to the Owned Real Property or any portion thereof, including without limitation, water, sewage, gas and electric. EXCEPT AS SET FORTH IN SECTION 2.4, IN CONNECTION WITH THE CONVEYANCE OF THE OWNED REAL PROPERTY AS PROVIDED FOR HEREIN, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OR CONDITION OF THE OWNED REAL PROPERTY, THE SUITABILITY OF THE OWNED REAL PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER AND ITS AFFILIATES MAY CONDUCT THEREON, COMPLIANCE BY THE OWNED REAL PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, OR THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE OWNED REAL PROPERTY. Except as set forth in Section 2.4, Buyer and its Affiliate agrees to accept the Owned Real Property at Closing with the Owned Real Property being in its present "AS IS" condition WITH ALL FAULTS.

                           (b) The Disclosure Schedule sets forth all real
property leased or subleased to any Seller ("Leased Property"). Sellers have delivered or made available to Buyer correct and complete (in all material respects) copies of the leases and subleases for each Leased Property, including any amendments or modifications thereto ("Lease" or "Leases"). With respect to each such Lease, except as set forth in the Disclosure Schedule or the SEC Reports, to the knowledge of Sellers:

                                    (i) each of such Leases is in full force and
effect without further modification or amendment from the form delivered;

                                    (ii) each Lease constitutes the legal, valid
and binding obligation of Sellers and, to the best knowledge of Sellers, the other respective parties thereto;

                                    (iii) there is no Litigation pending or
threatened; and

                                    (iv) none of Sellers have assigned,
transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                                    (v) no Seller is in material default
thereunder, and no event has occurred which, with the giving of notice or with the passage of time or both, would constitute a material default thereunder.

                           (c) Title Policies and Surveys. Prior to the Closing
Date, Sellers, at their sole cost and expense, shall deliver to Buyer preliminary title commitments ("Title Commitments"), and documents of record for the Owned Real Property and the Leased Properties described on Exhibit 2.16(c) attached hereto and made a part hereof ("Material Leased Properties"). The Title Commitments will be issued in each case by Chicago Title Insurance Company (the "Title Insurance Company"), cover title to each parcel of Owned Real Property and Material Leased Properties, commit to the issuance of an American Land Title Association Owner's title insurance policy or leasehold title insurance policy, as the case may be, showing fee simple title or leasehold interest (as the case may be) in Sellers subject to the title exceptions set forth therein. Additionally, to the extent specified on Exhibit 2.16(c), prior to the Closing Date, Sellers, at their sole cost and expense, shall deliver to Buyer current surveys (the "Surveys"), each dated not earlier than October 1, 1996, prepared by a surveyor, engineer or surveying or engineering firm licensed in the state or states in which the surveyed property is located in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1986 or 1992 and each Survey shall, prior to Closing, be certified to the Title Insurance Company, Buyer, any mortgagee of Buyer and such other parties as Buyer may designate, and all be in form sufficient to induce the Title Insurance Company to issue the title policies and endorsements required herein and will contain an ALTA certification. At the Closing, Sellers, at their sole cost and expense, shall deliver to Buyer marked copies of Owner's Policies of Title Insurance covering the Owned Real Property and Leasehold Policies with respect to the Material Leased Properties (collectively, the "Title Insurance Property"), in the amounts specified on Exhibit 2.16(c) and insuring Buyer's indefeasible fee simple title or leasehold interest, as the case may be, to the Title Insurance Property, subject only to the Permitted Exceptions (the "Title Policies"). The Owner's Policies of Title Insurance shall be issued on the 1970 Form B ALTA Owner's or Leasehold Extended Coverage Policy of Title Insurance (or, in any state in which such form is not available, the applicable equivalent form). Sellers shall also deliver to Buyer at Closing, at Seller's sole cost and expense, endorsements to such Title Policies covering, if available, zoning, extended coverage, and survey coverage and restrictions. Buyer shall have the right, at its sole cost and expense, to obtain lender's policies of title insurance covering all of the Title Insurance Property. Buyer shall be responsible for any additional costs incurred in connection with the issuance of such lender's policies of title insurance. The provisions of this Section 2.16(c) and Section 1.4(a)(iv) hereof shall further be subject to the terms of a letter agreement to be entered into among Buyer and Sellers contemporaneously with the execution of this Agreement, in the form of Exhibit 2.16 hereto.

                           (d) Eminent Domain. To Sellers' knowledge, there is
no pending or threatened condemnation of any part of the Owned Real Property or the Leased Property, if any, by any governmental authority.

                           (e) Foreign Investments. No Seller is a "foreign
person" within the meaning of Section 1445 of the Code.

                  2.17. Environmental Matters. Except as set forth in the Disclosure Schedule or the SEC Reports, matters disclosed in the Phase I Environmental Assessments by Clayton Environmental Consultants (which Phase I Assessments are listed in the Disclosure Schedule), or as reflected on the Interim Financial Statements:

                           (a) Each Seller, to its knowledge:

                                    (i) has complied in all material respects
with the Environmental, Health and Safety Laws, except for such noncompliance as would not result in a Material Adverse Effect; and

                                    (ii) has obtained all material Permits which
are required under the Environmental, Health and Safety Laws for its operation and each such entity has been in substantial compliance in all material respects with all terms and conditions of such Permits, except for such noncompliance as would not result in a Material Adverse Effect;

                           (b) No Hazardous Materials have been Released by any
Seller or any other person on or from any property owned by any Seller or on or from any property at or to which any Seller disposed of Hazardous Materials, which property is required by the Environmental, Health and Safety Laws to be remediated by or at the expense of Sellers, except for Releases that would not result in a Material Adverse Effect;

                           (c) No Seller has received, during the last five (5)
years, written notice of any alleged violation of or liability under any Environmental, Health and Safety Laws in connection with real property owned or operated by Sellers or in connection with any property at or to which any Seller disposed of Hazardous Materials;

                           (d) No Seller has material liability, whether
contingent or otherwise, under any Environmental Health and Safety Law with respect to its current or former subsidiaries' operations or properties, except such liabilities as would not result in a Material Adverse Effect;

                           (e) There are no administrative, civil or criminal
writs, injunctions, decrees, orders, or judgments outstanding, or any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Sellers' knowledge, threatened, relating to compliance with or liability under any Environmental Health and Safety Law affecting any Seller which matters could reasonably be expected to have a Material Adverse Effect; and

                           (f) There are no underground storage tanks on, or
asbestos containing materials on or in the improvements or fixtures located on, the Owned Real Property or the Leased Property, except for such items as would not result in a Material Adverse Effect.

                  2.18. Products; Product Warranty.

                           (a) Sellers have delivered or made available to Buyer
their catalogues which set forth the general types of products currently manufactured, produced, assembled, sold or marketed by Sellers (the "Products"). Except (i) as reserved against on or as set forth in the Interim Financial Statements or (ii) as set forth in the Disclosure Schedule or the SEC Reports or
(ii) in the applicable Commitments, substantially all of the Products comply in all material respects with the specifications provided in, and the warranties under, the applicable Commitments for the sale of the Products, except where the failure to conform would not individually or in the aggregate result in a Material Adverse Effect. The Disclosure Schedule includes copies of the standard product warranty policies of Sellers relating to the Products, as well as any negotiated warranties. The reserves for warranty claims relating to the Products reflected on the books and records of Sellers and the Financial Statements are adequate to cover known and reasonably anticipated claims.

                           (b) Except as disclosed in the Disclosure Schedule or
the SEC Reports, to Sellers' knowledge:

                                    (i) there is no Litigation or investigation
of a civil, criminal or administrative nature by or before any governmental agency against or involving any Product which is pending or, to Sellers' knowledge threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of Sellers, which Litigation or investigation is reasonably likely (after taking into account any applicable insurance coverage) to have a Material Adverse Effect;

                                    (ii) there currently is not, nor is there
under consideration or investigation by Sellers, any Recall conducted by or on behalf of Sellers concerning any Products manufactured, produced, distributed or sold by or on behalf of Sellers or any Recalls conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by Sellers or their predecessors, which Recall is reasonably likely to have a Material Adverse Effect.

                  2.19. Undisclosed Liabilities. To Sellers' knowledge, except as reflected in the Financial Statements or elsewhere in the Disclosure Schedule (or in any of the documents listed in the Disclosure Schedule) or the SEC Reports, and except for liabilities as to which no disclosure is required pursuant to this Article 2 (as for example because the making of the representation and warranty is disclaimed, or because the liability involves an amount which is less than the threshold above which disclosure is required or because it is not an Assumed Liability), no Seller has any material debts, liabilities or obligations of any nature (whether known or unknown, absolute or contingent) except any debts, liabilities or obligations incurred after the date of the Interim Balance Sheet in the Ordinary Course of Business, and except debts, liabilities and obligations which would not (after taking into account any applicable insurance coverage) have a Material Adverse Effect.

                  2.20. Insurance.

                           (a) The Disclosure Schedule contains a list, as of
the date hereof, of all insurance policies currently maintained by or for the benefit of Sellers (the "Insurance Policies"). Sellers have made available to Buyer copies complete and correct in all material respects of all of the Insurance Policies together with all riders and other written amendments thereto. The Insurance Policies are in full force and effect, and all premiums due thereon have, to date, been paid.

                           (b) Except as set forth in the Disclosure Schedule or
the SEC Reports, no Seller has received written notice from any insurance carrier threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith.

                  2.21. Labor Relations. Except as set forth on the Disclosure
Schedule:

                           (a) there is no collective bargaining agreement or
other labor contract covering employees of any Seller;

                           (b) no such collective bargaining agreement or other
labor contract is scheduled to expire prior to the Closing

Date;

                           (c) to Sellers' knowledge, no union or other labor
organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Seller or for any similar purpose; and

                           (d) there is no pending or (to Sellers' knowledge)
threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Seller or their respective employees.

                  2.22. Full Disclosure. To the knowledge of Sellers, no representation or warranty of Sellers contained in this Agreement and no certificate to be delivered to Buyer by Sellers pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, and there is no fact which Sellers have not disclosed to Buyer in writing which Sellers presently believe has or will have a Material Adverse Effect or a material adverse effect on the ability of Sellers to perform this Agreement.

                  2.23. Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 2 AND IN
SECTION 11.8, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS AND BUSINESS OF SELLERS BEING SOLD TO BUYER AT THE CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, EXCEPT AS SET FORTH IN THIS ARTICLE 2, SELLERS MAKE NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.


                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Sellers as follows:

                  3.1. Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite partnership power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

                  3.2. Power and Authority; No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Buyer and its general partner. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:

                           (a) violate any provision of any agreement, law, rule
or regulation to which Buyer is subject;

                           (b) violate any order, judgment or decree applicable
to Buyer;

                           (c) violate any provision of the Certificate of
Limited Partnership or the Partnership Agreement of Buyer; or

                           (d) result in any breach of or constitute a default
under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Buyer pursuant to any, note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties is bound or affected; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                  3.3. Consents. No consent, approval or authorization of, or exemption by, or filing with, any governmental authority (and in particular, without limiting the generality of the foregoing, no filing under the HSR Act) is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Sellers are required to obtain or make or instances where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Buyer from performing its obligations under this Agreement.

                  3.4. Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                  3.5. Litigation. There is no Litigation pending or, to Buyer's knowledge, threatened against Buyer or any of its Affiliates:

                           (a) with respect to which there is a reasonable
likelihood of a determination which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement; or

                           (b) which seeks to enjoin or obtain damages in
respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

                  3.6. Financial Condition. (a) Buyer represents and warrants that, immediately after giving effect to the transactions contemplated herein to occur on the Closing Date, Buyer will have a net worth, determined in accordance with GAAP, of not less than $50,000,000 (assuming that that the Purchased Assets and Assumed Liabilities are substantially as represented on the Closing Date Balance Sheet).

                           (b) Buyer does not have a regularly prepared balance
sheet and on the Closing Date will not have a regularly prepared balance sheet. The total assets of Buyer's Ultimate Parent Entity (as defined in regulations promulgated under the Hart-Scott-Rodino Act), other than cash that will be used either as consideration in the acquisition of the Purchased Assets from Sellers or for expenses incidental to the acquisition, are and on the Closing Date will be less than $10,000,000. No single Person, directly or indirectly, holds or on the Closing Date will hold 50 percent or more of the voting securities of Buyer's Ultimate Parent Entity, and no single Person has or at the time of closing will have the contractual power to designate 50 percent or more of the directors of Buyer's Ultimate Parent Entity.


                                   ARTICLE 4.

                              COVENANTS OF SELLERS

                  Sellers hereby covenant and agree with Buyer as follows:

                  4.1. Cooperation. From the date hereof and prior to the Closing, Sellers and Parent will use reasonable efforts to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties, and make all necessary filings, in each case to the extent required by Section 4.11. Thereafter, Sellers and Parent will use reasonable efforts to cooperate with Buyer to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties, and to make any other required submissions, notifications and filings with respect to this Agreement required under the Securities Act, Exchange Act and the rules and regulations thereunder, and any other applicable law, including, without limitation, any other federal or state securities laws, in each case as shall be required in order to enable the consummation of the transactions contemplated hereby, and will otherwise use its reasonable efforts to cooperate with Buyer to cause the consummation of such transactions in accordance with the terms and conditions hereof.

                  4.2. Conduct of Business. Except as may be otherwise contemplated by this Agreement or the Parent Stock Purchase Agreement (including, without limitation, the financing transactions contemplated thereby), or required by any of the documents listed in the Disclosure Schedule, or except as Buyer may otherwise consent to in writing from the date hereof and prior to the Closing:

                           (a) Sellers will:

                                    (i) in all material respects, operate only
in the Ordinary Course of Business;

                                    (ii) use reasonable efforts to preserve
intact their business organization;

                                    (iii) maintain their properties, machinery
and equipment in sufficient operating condition and repair to enable them to operate the Business in all material respects in the manner in which the Business is currently operated, except for damages by reason of fire, flood, earthquake or other acts of God;

                                    (iv) continue all material existing
Insurance Policies (or comparable insurance) of or relating to Sellers in full force and effect; and

                                    (v) use reasonable efforts to preserve their
relationships with their material lenders, agents, suppliers, customers, licensors and licensees and others having material business relationships with Sellers such that their business will not be materially impaired.

                           (b) Sellers will not:

                                    (i) take or omit to take any action, the
effect of which would reasonably be expected to cause any of the representations or warranties set forth in Article 2 to be inaccurate as of the Closing Date, or cause any Seller to become insolvent;

                                    (ii) amend their respective certificates of
incorporation or By-laws or other organizational documents or change the accounting methods or practices followed by Sellers, except as may be required by changes in GAAP;

                                    (iii) license, sell, transfer, lease, pledge
or otherwise dispose of or encumber any of the tangible or intangible assets of Sellers, except in each case in the Ordinary Course of Business;

                                    (iv) incur any indebtedness for borrowed
money or guarantee any such indebtedness or guarantee, endorse or otherwise become responsible for the obligations of others, or make loans or advances other than in the Ordinary Course of Business;

                                    (v)     enter into any transaction between
Sellers on the one hand and Parent or any other Affiliate of Parent, or any director, officer or employee of Sellers, on the other hand;

                                    (vi) enter into any material contract or
agreement or any amendment to, or release any third party from its obligations under, any material contract, agreement or instrument, except in the Ordinary Course of Business; grant or pay any increases in salary or benefits (other than regularly scheduled increases in the Ordinary Course of Business); or adopt or amend any collective bargaining agreement, or Business Benefit Plans;

                                    (vii) make any capital expenditure in excess
of $50,000 in any one case and $200,000 in the aggregate, except for capital expenditures included in budgets heretofore presented to Buyer; or

                                    (viii) authorize any of the foregoing, or
enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  4.3. Access. From the date hereof and prior to the Closing, Sellers shall provide Buyer with such information as Buyer may from time to time reasonably request with respect to Sellers and the transactions contemplated by this Agreement, and shall provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties (including, without limitation, plants, equipment and inventories), books and records of Sellers, as Buyer may from time to time reasonably request; provided that Sellers shall not be obligated to provide, Buyer with any information relating to trade secrets (including, without limitation, cost and pricing information or marketing arrangements) or which would violate any law, rule or regulation or term of any Commitment, or if the provision thereof would adversely affect the ability of Sellers or any of its Affiliates to assert attorney-client, attorney work product or other similar privilege. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Sellers beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated June 10, 1996 (the "Confidentiality Agreement").

                  4.4. Further Assurances. At any time or from time to time after the Closing, Sellers shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action, as Buyer may reasonably request in order to:

                           (a) vest in Buyer good and marketable title to and
possession of the Purchased Assets;

                           (b) otherwise evidence the consummation of the
transactions contemplated hereby.

                  4.5. Acquisition Proposals. From the date hereof until the termination of this Agreement or the Closing Date, whichever first occurs, Sellers and Parent will not, directly or indirectly:

                           (a) take any action to solicit or initiate any offer
or indication of interest from any Person with respect to any Acquisition Proposal (defined below); or

                           (b) engage in negotiations with, enter into any
agreements relating to an Acquisition Proposal with any Person that may be considering making or has made, an Acquisition Proposal.

"Acquisition Proposal" means any proposal for a merger or other business combination involving any Seller, or the acquisition of any equity interest in, or a substantial portion of the assets of, any Seller, other than the transactions contemplated by this Agreement. Sellers and Parent shall promptly notify Buyer of receipt of an Acquisition Proposal.

                  4.6. Advice of Changes. Sellers shall promptly advise Buyer in writing of any event occurring after the date hereof which would render any representation or warranty of Sellers contained in this Agreement untrue or inaccurate, if made on or as of the date of such event or as of the Closing Date.

                  4.7. Nondisclosure.

                           (a) From and after the date hereof, Sellers and
Parent will not directly or indirectly use, divulge, furnish or make accessible to any person any proprietary, material non-public, confidential or secret information regarding the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) except in the Ordinary Course of Business, and Sellers and Parent will before and after Closing preserve such proprietary, confidential or secret aspects of the Business.

                           (b) At Closing, Sellers shall deliver to Buyer a list
of all confidentiality agreements entered into between Sellers (or its Affiliates, including Parent) and any third party, in the period from January 1, 1996 through the date of this Agreement, pursuant to which confidential or proprietary information relating to the Business was provided to a third party. After the Closing Date, upon the reasonable request of Buyer, Sellers shall, and shall cause their Affiliates:

                                    (i) to cooperate with Buyer, at Buyer's
request, in enforcing the terms of such confidentiality agreements; and

                                    (ii) to the extent any of such
confidentiality agreements are assignable by Sellers or the Affiliates thereunder, assign, or cause its Affiliates to assign, all of Sellers' or such Affiliates' rights thereunder to Buyer.

                  4.8. Covenant Not to Compete.

                           (a) For a period of two (2) years from and after the
Closing Date, Sellers and Parent will not, and Sellers and Parent will cause each of their subsidiaries to not, engage in the United States or Canada directly or indirectly in any business that Sellers conduct as of the Closing Date; excluding, however, the ownership by Sellers and Parent or any of their subsidiaries, directly or indirectly, of not more than five percent (5%) of the ownership interests of any publicly traded corporation engaged in such business.

                           (b) Sellers and Parent will not, and Sellers and
Parent will cause each of their subsidiaries to not, without the prior written consent of Buyer, for a period of two (2) years from the Closing Date, solicit for hire, or assist any third party in the solicitation for hire of, any of the persons listed as a "Key Employee" in the Disclosure Schedule.

                           (c) Sellers and Parent agree that a violation of
Section 4.8(a) or 4.8(b) will cause irreparable injury to Buyer, and Buyer will be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Sellers, Parent and their subsidiaries from doing or continuing to do any such act and any other violations or threatened violations of Sections 4.8(a) or 4.8(b) hereof.

                           (d) Sellers and Parent acknowledge and agree that the
covenants set forth in this Section 4.8 are reasonable and valid in geographical and temporal scope and in all other respects. In the event that, notwithstanding the first sentence of this paragraph 4.8(d), any of the provisions of this
Section 4.8 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

                  4.9. Removal of Certain Liens. Sellers and Parent shall cause to be timely paid and discharged or otherwise satisfied and eliminated any security interests and liens on Purchased Assets which secure the payment of Excluded Liabilities. Sellers or Parent shall timely pay and discharge or otherwise cause to be satisfied and eliminated in full all Excluded Liabilities to the extent that (i) such Excluded Liabilities constitute Encumbrances on the Purchased Assets (except for such Encumbrances that constitute Permitted Exceptions) or (ii) failure to pay or discharge such Excluded Liabilities shall subject Buyer to any liability, including, without limitation, Taxes that are Excluded Liabilities.

                  4.10. Insurance. Subsequent to the Closing, Parent, Sellers, and their Affiliates shall not surrender their rights under any policies of insurance which were in effect at the time immediately prior to the Closing Date in respect of risks and losses arising out of events or occurrences occurring prior to the Closing Date in the course or as a result of the conduct of the Business ("Prior Occurrences"); provided, however, that nothing herein shall be deemed to require Parent or Sellers to maintain any insurance with respect to events or occurrences occurring after the Closing Date. Parent and Sellers shall cause Buyer to be designated as loss payee under such policies with respect to the Prior Occurrences, and shall assign to Buyer, or designate Buyer as their agent with respect to, all claims and other rights to enforce or assure insurance coverage under such policies with respect to Prior Occurrences, all as set forth in a letter agreement substantially in the form set forth in Exhibit
4.10 hereof, which shall be duly executed and delivered by Parent and Buyer on the Closing Date. Buyer shall promptly reimburse Sellers and Parent for any amounts paid by Parent or Sellers after the Closing Date in respect of retrospective adjustments in premiums on such insurance policies to the extent such adjustments relate to Prior Occurrences or claims in respect thereof; and Buyer shall be entitled to any refunds of premiums.

                  4.11. Certain Provisions Relating to Consents.

                           (a) Sellers will use reasonable efforts to obtain, at
their expense, and Buyer will use its reasonable cooperative efforts (including furnishing financial information on a confidential basis, where required) prior to and after the Closing Date to assist Sellers in obtaining, all third party consents that are required in connection with the transactions contemplated by this Agreement (including, without limitation, consents of landlords and other parties to the assignments of Leases and Commitments to Buyer contemplated hereby) and that are listed on Exhibit 4.11(a) (collectively, the "Required Consents"). All reasonable costs and expenses incurred in connection with obtaining Required Consents shall be paid by Sellers. To the extent such consents are not obtained by Closing, Sellers shall use reasonable cooperative efforts to continue to assist Buyer in obtaining such consents after Closing and shall pay the reasonable costs and expenses thereof. Buyer shall not (i) make any payment or give any other consideration to any third party to induce the giving of any Required Consent without the prior written consent of Sellers or
(ii) take any action which would interfere with the obtaining of any Required Consent or would increase the cost of obtaining or of failing to obtain any Required Consent.

                  4.12. Sums Received in Respect of Business. Sellers or Parent shall pay or cause to be paid over to Buyer, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Purchased Assets other than the Purchase Price and other amounts paid to Sellers by Buyer or the Escrow Agent pursuant to this Agreement.

                  4.13. Name. From and after the Closing Date and consistent with the terms hereof, Buyer shall possess, to the exclusion of Parent and Sellers and their Affiliates, all rights to the use of the Intellectual Property, and each Seller, Parent and Great Dane International, Inc. shall as promptly as practicable following the Closing Date change its name to a name which does not contain either "Great" or "Dane" or any word confusingly similar with either of such words.

                  4.14. Transfer of Parent Equipment. Prior to the Closing Date, Parent shall sell and transfer to Trailers for fair value the Parent Equipment and the leases relating thereto shall be terminated.

                  4.15. Transfer of Certain Intangible Property. Prior to the Closing Date, Parent shall cause Great Dane International, Inc. to transfer to Trailers for fair value all of Great Dane International, Inc.'s Intangible Property used in the Business (the "GDI Property").


                                   ARTICLE 5.

                               COVENANTS OF BUYER

                  Buyer hereby covenants and agrees with Sellers as follows:

                  5.1. Cooperation by Buyer. From the date hereof and prior to the Closing, Buyer will cooperate with Sellers to use reasonable efforts to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (to the extent required by Section 4.11 hereof), and make all necessary filings and thereafter make any other required submissions, notifications and filings with respect to this Agreement required under the Exchange Act and the rules and regulations thereunder, and any other applicable law, including, without limitation, any other federal or state securities laws, in each case as shall be required in order to enable the consummation of the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

                  5.2. Books and Records; Personnel.

                           (a) For a period of seven (7) years from the Closing
Date, Buyer shall not dispose of or destroy any of the books and records of Sellers relating to periods prior to the Closing ("Books and Records") without first offering (subject to Section 4.7(a) hereof) to turn over possession thereof to Sellers and Parent by written notice to Sellers and Parent at least ninety (90) days prior to the proposed date of such disposition or destruction. Buyer shall at all times maintain the Books and Records in the United States.

                           (b) For a period of seven (7) years from the Closing
Date (or such longer period as may be required by law), subject to Section 4.7(a) hereof, Buyer shall allow Sellers and Parent and their respective agents access to all Books and Records relating to the Excluded Assets or Excluded Liabilities, or relating to the performance by the Parties hereto of any of their covenants or agreements hereunder to be performed after the Closing Date, during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored (or, if stored in a warehouse or similar facility, at any office location of Buyer), and Sellers and Parent shall have the right, at their own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Business or Buyer's business.

                           (c) Subject to Section 4.7(a) hereof, Buyer shall
make available to Sellers and Parent upon written request:

                                    (i) copies of any Books and Records;

                                    (ii) Buyer's personnel to assist Sellers and
Parent in locating and obtaining any Books and Records; and

                                    (iii) any of Buyer's personnel whose
assistance or participation is reasonably required by Sellers or any of its Affiliates in anticipation of, or preparation for, existing or future Litigation, tax returns or other matters in which Sellers, Parent or any of their Affiliates are involved.

Sellers shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer in performing the covenants contained in this Section 5.2(c).

                  5.3. Further Assurances. At any time or from time to time after the Closing, Buyer shall, at the request of Sellers, execute and deliver any further instruments or documents and take all such further action as Sellers may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

                  5.4. Solvency. The Buyer shall be solvent on the Closing Date immediately before and immediately after giving effect to the consummation of the transactions contemplated hereby.

                  5.5. Bulk Transfer Laws. Buyer hereby waives compliance by Sellers with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Business to the Buyer; provided, however, that Sellers shall continue to be and remain liable for all Excluded Liabilities, including, without limitation, Taxes that are Excluded Liabilities.

                  5.6. Indiana Responsible Property Transfer Law. Buyer hereby waives the thirty day deadline for delivery of any disclosure document that may be required pursuant to the Indiana Responsible Property Transfer Law. Buyer is aware of the purpose and intent of the disclosure document. Buyer agrees to obtain from any mortgagee, or other transferee (as defined in the Transfer Law) in connection with the transactions contemplated by this Agreement, a like written waiver of such thirty day deadline.


                                   ARTICLE 6.

                              TAX MATTERS COVENANTS

                  6.1. Allocation of Purchase Price.

                           (a) As soon as reasonably practicable following the
Closing (but not later than one hundred twenty (120) days after the Closing
Date), Buyer shall prepare and deliver to Sellers a schedule which shall set forth the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. Such allocation shall be based on an appraisal performed by Arthur Andersen L.L.P. or another nationally-recognized independent accounting firm mutually satisfactory to Sellers and Buyer. Subject to the requirements of any applicable Tax law, all Tax Returns filed by Buyer and Sellers shall be prepared consistently with such allocation. Notwithstanding the foregoing, Buyer and Sellers shall, on or before the Closing Date, agree on the portion of the Purchase Price which shall be allocated to each parcel of Owned Real Property. With respect to any Owned Real Property, the allocation shall be made at least twenty (20) days before the Closing Date or otherwise in sufficient time before the Closing Date to allow for preclearance notification or other applicable clearance procedures under applicable law.

                           (b) In the event of any Purchase Price adjustment
pursuant to Section 1.5 hereof, Buyer and Sellers agree to adjust such allocation to reflect such Purchase Price adjustment and, subject to the requirements of any applicable Tax laws, to file consistently any Tax Returns required as a result of such Purchase Price adjustment. If no such agreement is reached within thirty (30) days (or such later date as is mutually agreed upon by both parties), the matter or matters in dispute shall be submitted to the appraiser selected by Buyer under Section 6.1(a) above. The decision of such appraiser as to the allocation of the Purchase Price adjustment shall be final, conclusive and binding upon Buyer and Sellers.

                           (c) After the Closing Date, Buyer shall prepare, in
consultation with Sellers or Sellers' accountants, those statements or forms (including Form 8594) required by Section 1060 of the Code and the regulations promulgated thereunder. Such statements or forms shall be prepared consistently with the allocation under this Section 6.1. Such statements or forms shall be filed by the parties with their respective federal income Tax Returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

                           (d) The fees and expenses of the appraiser shall be
borne one-half by Sellers and one-half by Buyer.

                  6.2. Cooperation. (a) Subject to Section 4.7(a), after the Closing Date, Buyer and its Affiliates and Sellers and their Affiliates shall make available to the other, as reasonably requested, and to the appropriate tax authorities, all information, records and documents relating to the tax liabilities or potential tax liabilities of Sellers for all periods prior to the Closing Date and Sellers shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extension thereof.

                           (b) Within 60 days after the final determination of
Final Adjusted Net Worth, Buyer shall furnish to Parent tax return information packages for the tax year ended December 31, 1996, prepared from and in accordance with the books and records of Sellers for such year, in the form previously prepared by Sellers for Parent for prior tax years and containing such information as is required to enable Parent and Sellers to prepare and file federal, state and local Income Tax returns for the tax year ended December 31, 1996 to the extent that such tax returns are required to reflect the income, gains, losses, deductions, assets and liabilities of Sellers as of December 31, 1996 and for the year then ended. Buyer shall also from time to time furnish such further information in its possession with respect to the assets and operations of the Business during such period as may be reasonably requested by Parent or Sellers in connection with the preparation of all Federal, state, local or foreign Income Tax Returns of Parent and Sellers for such period.


                                   ARTICLE 7.

                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to close hereunder shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of the following condition:

                  7.1. No Prohibition. No order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

                                   ARTICLE 8.

                       CONDITIONS TO SELLERS' OBLIGATIONS

                  The obligations of Sellers to close hereunder shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of the following condition:

                  8.1. No Prohibition. No order of any court or administrative agency shall be in effect which prohibits Sellers from consummating the transactions contemplated hereby.


                                   ARTICLE 9.

                  EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

                  9.1. Definitions.

                           (a) The term "Business Benefit Plan" shall mean a
Benefit Plan maintained and contributed to by Sellers for the benefit of the Employees.

                           (b) The term "Employees" shall mean all Current
Employees, former employees and retired employees of the Business (including, without limitation, any former employee who has reemployments rights under Sellers' employment policies or under any agreement, contract, statute, law, rule or regulation), and the term "Employee" shall mean any of the Employees.

                           (c) The term "Current Employees" shall mean all
employees of the Business actively at work on the day immediately prior to the Closing Date and only those employees who are not actively at work on the day immediately prior to the Closing Date but who are on approved leave of absence for jury duty, Family and Medical Leave Act (but only to the extent they have reemployment rights which are guaranteed under applicable law), vacation or military duty.

                           (d) The term "Excluded Employee" shall mean David R.
Markin, Allan R. Tessler, Martin L. Solomon, Wilmer J. Thomas, Jr., Jay H. Harris, Marlan R. Smith, Kevin J. Hanley, Marcia A. Koestner, Paulette Kendler and John M. Hewson, III.

                           (e) The term "Transferred Employees" shall mean the
Current Employees who accept and commence employment with Buyer.

                           (f) The term "Benefit Plans" shall mean

                                    (i) each and all "employee benefit plans,"
as defined in Section 3(3) of ERISA, maintained or contributed to by the entities in question or in which the entities in question participates or participated and which provides benefits to their Employees; and

                                    (ii) whether or not an "employee benefit
plan" as so defined, each and all pensions, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short and long-term disability, savings bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition reimbursement, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts (excluding individual employment or consulting contracts), policies or practices of providing employee or executive compensation or benefits to one or more Employees.

                           (g) The term "Multiemployer Plan" means a
"multiemployer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA.

                           (h) The term "ERISA Affiliate" shall mean with
respect to Sellers, any other Person that, together with Sellers, would be treated as a single employer under Section 414 of the Code.

                           (i) The term "Union Contract" shall mean the
collective bargaining agreement listed on the Disclosure Schedule.

                  9.2. Employment.

                           (a) Buyer shall offer to employ, effective as of the
Closing Date, on the terms and conditions set forth in Section 9.2(b) hereof, all Current Employees who are not Excluded Employees. Sellers shall deliver to Buyer, at least ten (10) days prior to the Closing, a schedule designating all then Current Employees other than Excluded Employees. In reliance on Buyer's agreement to offer to employ as of the Closing Date all of the Current Employees other than Excluded Employees, Sellers have not given WARN Act notifications to any of the Business facilities. At Closing, Sellers shall provide Buyer with the name and date of termination of each Employee of Sellers whose employment at a single site of employment, as defined for purposes of the WARN Act, was terminated within the ninety (90) day period prior to Closing, but only with respect to sites at which more than fifteen (15) employees were terminated within such period. Buyer will have sole responsibility for any obligations or liabilities to the Employees under the WARN Act to the extent WARN Act thresholds are exceeded as a result of actions taken by Buyer after Closing for all locations and agrees to hold Sellers harmless for same. Buyer's indemnification of Sellers in this regard specifically includes, but is not limited to, any claim by Current Employees under the WARN Act for back pay, front pay, benefits, or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff, as well as Sellers' defense costs, including reasonable attorneys' fees, in defending any such claims.

                           (b) The terms and conditions of the Transferred
Employees' employment by Buyer shall be upon substantially the same terms and conditions as such Employees' employment with Sellers; provided that Buyer retains the right in its sole and exclusive discretion to amend or modify any such terms and conditions and to terminate any Transferred Employee's employment with Buyer at any time after the Closing Date; provided further, that with respect to Employees covered by the Union Contract, such terms and conditions shall be the terms and conditions set forth in such agreement, except as otherwise negotiated between Buyer and the union which is a party to such agreement. Buyer shall be required to provide all Business Benefit Plans except as otherwise set forth in Exhibit 9.4. Upon request of Buyer, Sellers shall provide Buyer reasonable access to and obtain copies of data (including computer data) regarding the dates of hire, compensation, job description and other terms and conditions of employment of Employees and, subject to applicable law, such other personnel records as Buyer may reasonably request. Sellers hereby authorize Buyer to enter into discussions with and to advise any of the Employees concerning the terms of any future employment of such individuals by Buyer and will permit Buyer reasonable access to Employees for such purpose.

                           (c) Buyer shall recognize any reemployment rights of
former hourly production Employees and other Employees under Sellers' current employment policies or the Union Contract, or under any other agreement, contract, statute, law, rule or regulation.

                  9.3. Collective Bargaining Agreement. At Closing, Buyer shall assume the Union Contract until its scheduled expiration date.

                  9.4. Employee Benefit Plans. Effective on the Closing Date, Buyer shall assume, adopt and continue all Business Benefit Plans except as set forth in Exhibit 9.4, and all related trust agreements, and shall assume and be solely responsible for any and all obligations thereunder, including, without limitation, all obligations under Section 601 of ERISA or Section 4980B of the Code to Employees who have a qualifying event on or prior to the Closing Date, and all accrued benefits of all Employees who are or were covered under the Business Benefit Plans, but excluding any obligations which are an Excluded Liability. Any insurance contract funding the Business Benefit Plans and any contracts with third party administrators, investment managers and other independent contractors relating to the operation of the Plans shall, at Buyer's option, be assigned to Buyer or to the trustees of a trust established by Buyer to fund the plan. Notwithstanding the foregoing, Buyer reserves the right to modify, amend, suspend or terminate any such Employee Benefit Plan at any time and from time to time after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall assume and be solely responsible for any and all obligations and liabilities relating to post-retirement medical or life insurance benefits for Employees excluding in each case Excluded Employees.

                  9.5. Incentive Compensation Plans. The Closing Date Balance Sheet shall include a liability of not less than $1,600,000 for management employees' incentive compensation. Buyer shall determine and pay such amount to the Current Employees under the incentive compensation plan for management and sales employees for the 1996 calendar year in accordance with the terms of the plans and on a basis consistent with past practice.

                  9.6. Pension Contributions. Buyer shall reimburse Sellers on the Closing Date for the amount of all contributions, if any, which Sellers are required by the PBGC to make prior to the Closing Date to the Retirement Plan for Great Dane Trailers, Inc. and the Great Dane Trailers Tennessee, Inc. Bargaining Unit

Employees Retirement Plan, except to the extent, if any, that such contributions would increase the amount of Closing Adjusted Net Worth. Sellers shall give written notice to Buyer at least 3 business days prior to making any such contribution.


                                   ARTICLE 10.

                          TERMINATION PRIOR TO CLOSING

                  10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                           (a) By the mutual written consent of Buyer and
Sellers;

                           (b) By Sellers or Buyer in writing if the Closing
shall not have occurred on or before January 31, 1997; or

                           (c) By Sellers or Buyer in writing if there shall be
any judgment, injunction, order or decree (including, without limitation, under the Securities Act or the Exchange Act) enjoining Buyer or any Seller from consummating the transactions contemplated hereby and such judgment, injunction, order or decree shall become final and nonappealable.

                  10.2. Effect of Termination. Termination of this Agreement pursuant to this Article 10 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 11.8, 11.9, 11.11 and 11.12; provided, however, that termination pursuant to Section 10.1(b) by reason of a breach by Buyer or Sellers of their respective representations, warranties or covenants shall not relieve them from liability to any other Party hereto.

                                   ARTICLE 11.

                                  MISCELLANEOUS

                  11.1. Survival. All representations and warranties made in this Agreement or in any agreement, certificate or other document executed in connection herewith (an "Ancillary Document") shall expire as of the Closing; provided, however, that the representations and warranties made in Section 2.4 hereof shall survive the Closing until the first anniversary of the Closing Date, and shall thereupon expire along with any right to indemnification for breach thereof. Anything set forth in this Section 11.1 to the contrary notwithstanding, to the extent a written notice asserting a claim for breach of any representation or warranty under Section 2.4 shall have been given prior to the expiration date with respect to such representation or warranty to the Party which made such representation or warranty or on whose behalf such representation or warranty was made, the right to indemnification hereunder for such breach of such representation and warranty shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined.

                  11.2. Indemnification.

                           (a) If and only if the Closing shall occur, Sellers
and (solely with respect to Sections 4.7, 4.8, 4.9, 4.10, 4.12 and 4.13) Parent shall indemnify, defend, and save harmless (as set forth herein) Buyer and its Affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them by reason of:

                                    (i) the breach of any of the representations
or warranties set forth in Section 2.4; provided that Buyer and its Affiliates shall in no event be entitled to recover any Losses in respect of any claim for breach of the representations and warranties set forth in Section 2.4 until the amount of all such Losses exceeds, in the aggregate, $300,000 (the "Deductible"), in which event the entire amount of Losses which Buyer and its Affiliates shall be entitled to recover in respect of such claims less the Deductible shall be recoverable; and

                                    (ii) the failure of Sellers or (solely with
respect to Sections 4.7, 4.8, 4.9, 4.10, 4.12 and 4.13) Parent to timely perform or comply with any of the covenants or agreements contained in Sections 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 11.8 or 11.9 or in any Ancillary Document
relating to any of such Sections, or to obtain any Required Consent; provided that Sellers shall be liable hereunder for indemnification with respect to Losses incurred by reason of breaches or violations of their obligations to obtain Required Consents only to the extent that the aggregate amount of Losses incurred in connection with all such breaches and violations shall exceed $150,000.

                           (b) Buyer and its Affiliates shall not be entitled to
any recovery with respect to a claim for breach of the provisions of Section 2.4 unless a claim for indemnification is made in accordance with Sections 11.1 and 11.2(d)(i) within the time period for survival set forth in Section 11.1.

                           (c) If and only if the Closing shall occur, Buyer
shall indemnify Sellers and their Affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them by reason of:

                                    (i) the failure by Buyer to perform or
comply with any of the covenants or agreements contained herein or in any Ancillary Document to be performed or complied with by Buyer after the Closing;

                                    (ii) any claim made by any Employee with
respect to any Assumed Liability, or by reason of any termination of employment or other action taken by Buyer after the Closing Date (other than any such termination or other action with respect to any Excluded Employee);

                                    (iii) the ownership by the Buyer of the
Business or the Purchased Assets, or the operation of the Business, after the Closing; or

                                    (iv) arising out of, in connection with or
with respect to the Assumed Liabilities;

provided that the liability of Buyer under this Section 11.2(c) for indemnification with respect to any Assumed Liability or claim shall be reduced by the amount of any insurance proceeds paid to Sellers or Parent with respect thereto, except to the extent that such proceeds shall be paid over to Buyer as loss payee, assignee or otherwise.

                           (d) (i) In the event that any Party shall incur or
suffer any Losses, or upon receipt by any Party of notice of a claim or threatened claim by a third party, in respect of which indemnification may be sought by such Party pursuant to the provisions of this Section 11.2, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim, and accompanied by any documentation required by this Section 11.2. In the case of Losses arising by reason of any third party claim, the Notice shall be given within thirty (30) days of the filing or other written assertion of such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not prohibit recovery hereunder except to the extent that the Indemnitor is prejudiced thereby. In the case of a claim being made by reason of a third party claim, the Notice shall be accompanied by a copy of the written claim of the third party claimant; and in the case of a claim other than one made by reason of a third party claim, the Losses claimed shall have been actually incurred at or prior to the date of the Notice and shall be described in reasonable detail in the Notice.

                                    (ii) The Indemnitee shall provide to the
Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor and its counsel reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

                                    (iii) In the case of third party claims for
which indemnification is sought, the Indemnitor shall have the option to assume the defense and conduct any proceedings or negotiations in connection therewith. If the Indemnitor timely assumes the defense of such claim as hereinafter provided, the Indemnitor shall: (x) take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld except that the Indemnitee may withhold consent in its sole discretion if such settlement does not include a written, unconditional release by the claimant(s) of all liability of the Indemnitee with respect to such claim)); and (y) employ counsel to contest any such claim or liability. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within forty-five (45) days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, the Indemnitee shall take reasonable steps to defend such claim; provided, however, the Indemnitee may not settle such claim unless the claim requires a response within forty-five (45) days of the Indemnitor's receipt of the Notice, in which case Indemnitee may unilaterally settle the claim; provided, further, the Indemnitee may not unilaterally settle such claim if the Indemnitor has assumed the defense at least two (2) days before a response is due. If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee, within forty-five (45) days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim, and the Indemnitee may settle such claim without the consent of the Indemnitor. The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnitor responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim. Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith.

                           (e) (i) If (and to the extent) the Indemnitor is
responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten (10) days after receipt from Indemnitee of evidence of payment by the Indemnitee of Losses to a third party, the Indemnitor shall pay to the Indemnitee the amount of such Losses.

                                    (ii) In the event that any Losses incurred
by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten (10) days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee the amount of such Losses.

                           (f) Following the Closing, the indemnification
provided in this Section 11.2 shall be the sole and exclusive remedy of the parties hereto in the event of the occurrences set forth in Section 11.2(a) or
(b) hereof or otherwise arising under or in connection with this Agreement or the Ancillary Documents, and Buyer, Sellers, Parent and their respective Affiliates shall have no other claim or rights to recovery or recourse whatsoever under any legal or equitable theory (except for fraud) against the other parties hereto or their Affiliates for such matters or any other matters whatsoever arising in connection herewith. Buyer and its Affiliates hereby waive any right to seek contribution or other recovery from Sellers or Parent that Buyer may ever have under 42 U.S.C. Sections 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9601 et seq.), as amended ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Sections 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), any other Environmental, Health or Safety Laws, the rules and regulations promulgated under any thereof, and any provisions of common law providing for any remedy or right of recovery with respect to any Hazardous Materials or Environmental, Health or Safety Laws, as these laws, rules, regulations and provisions were in the past or are currently in effect, or may now or in the future be enacted or be in effect. Buyer on its own behalf and on behalf of its Affiliates hereby further irrevocably and unconditionally releases Sellers and Parent from any and all claims, demands, and causes of action that Buyer may after Closing ever have against Sellers for recovery under CERCLA or under any other Environmental, Health or Safety Laws.

                           (g) In no event shall an Indemnitor be liable for
loss of profits or consequential or punitive damages with respect to which such Indemnitor is providing indemnification hereunder, whether or not the Closing occurs. In no event shall an

Indemnitor be required to indemnify or have any further obligations to any other Party with respect of any matters other than the matters expressly set forth herein and solely to the extent and as set forth herein.

                           (h) Notwithstanding anything in this Agreement to the
contrary, neither Parent nor the Sellers or any of their Affiliates shall be responsible for any liability or obligation as a result of the Buyer's, or the Business' failure to comply with applicable law after the Closing even if the Business is owned or operated after the Closing in the manner owned or operated prior to Closing.

                           (i) Anything set forth herein to the contrary
notwithstanding, the indemnification obligations set forth herein shall be effective if, and only if, the Closing shall occur.

                  11.3. Interpretive Provisions. Whenever used in this Agreement, unless expressly stated otherwise, "to Sellers' knowledge" or "to the knowledge of Sellers" (or words of like import) shall mean to the actual knowledge of those officers and directors of Sellers or Parent who are listed in
Exhibit 11.3(a), each of whom has reviewed this Agreement or prior drafts hereof, which knowledge is obtained in their respective capacities as such or in the course of their review of this Agreement or drafts hereof (provided that no knowledge shall be imputed to any Seller by reason of the knowledge of any person who was a stockholder of Parent prior to the date of consummation of the transactions contemplated by the Parent Stock Purchase Agreement with respect to any representation, warranty or statement made on or as of any date which is later than the date of such consummation), and "to Buyer's knowledge" or "to the knowledge of Buyer" (or words of like import) shall mean the actual knowledge of Buyer and the persons listed on Exhibit 11.3(b).

                  11.4. Entire Agreement. This Agreement (including the Disclosure Schedule and all Exhibits hereto) and the Confidentiality Agreement constitute the sole understanding of the Parties with respect to the subject matter hereof.

                  11.5. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; provided, however, that this Agreement may not be assigned by Buyer without the prior written consent of Sellers, which consent shall not be unreasonably withheld, except that Buyer may, at its election, (i) assign this Agreement to any Affiliate or Affiliates so long as (a) the representations and warranties of Buyer made herein are equally true of such assignee to the extent applicable and (b) such assignment does not have any adverse consequences to Sellers or any of their Affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Buyer to consummate (or timely consummate) the transactions contemplated hereby), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyer of its obligations under this Agreement and (ii) assign this Agreement in connection with a sale of all or a substantial portion of the Business. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder.

                  11.6. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  11.7. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  11.8. Broker's Fees. Each of the Parties hereto (i) represents and warrants that it has not taken and will not take any action that would cause the other Party hereto to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.

                  11.9. Expenses. Except as otherwise provided herein, Sellers and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel. Any Transfer Taxes shall be borne one-half (1/2) by Sellers and one-half (1/2) by Buyer. Sellers shall timely prepare and timely file all Tax Returns with respect to any such Transfer Taxes. At the Closing, Buyer shall remit to Sellers such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of Transfer Taxes. Buyer shall cooperate with Sellers in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by Sellers.

                  11.10. Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission with a confirmation of delivery, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Sellers or Parent, to:

                           Great Dane Holdings Inc.
                           2016 N. Pitcher Street
                           Kalamazoo, Michigan  49007
                           Attention:  President
                           Telephone:  (616) 343-6121
                           Telecopy:   (616) 343-1660

                  with a copy to:

                           The Stamford Capital Group, Inc.
                           1266 Main Street, 6th floor
                           Stamford, CT 06902
                           Attention: President
                           Telephone: (203) 425-2070
                           Telecopy:  (203) 425-2079

                  and a copy to:

                           Sonnenschein Nath & Rosenthal
                           1221 Avenue of the Americas, 24th Floor
                           New York, NY 10020
                           Attention:  Philip A. Haber, Esq.
                           Telephone:  (212) 768-6700
                           Telecopy:  (212) 391-1247

                  if to Buyer to:

                           c/o CC Industries, Inc.
                           222 North LaSalle Street
                           Suite 800
                           Chicago, Illinois  60601
                           Attention:  William H. Crown
                           Telecopy:   (312) 984-1490
                           Telephone:  (312) 855-4000
                  with a copy to:

                           Gould & Ratner
                           222 North LaSalle Street
                           Suite 800
                           Chicago, Illinois  60601
                           Attention:  David M. Rubin
                           Telecopy:   (312) 236-3241
                           Telephone:  (312) 236-3003

or at such other address for a party as shall be specified by like notice.

                  11.11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.10 herein shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

                  11.12. Public Announcements. No Seller or Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by the Securities Act, the Exchange Act, state or foreign securities laws or any other applicable law. If a public statement is required to be made in accordance herewith, the Parties shall consult with each other in advance as to the contents and timing thereof.

                  11.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                  11.14. Certain Definitions. The following terms shall have the meanings set forth below for purposes of this Agreement.

                  "Accountants" is defined in Section 1.5(b).

                  "Acquisition Proposal" is defined in Section 4.5.

                  "Adjusted Net Worth" means, as of the relevant date, the excess of all assets of the Business (excluding the Parent Equipment and the GDI Property) over all liabilities of the Business, in each case as reflected on the Interim Balance Sheet, the Projected Closing Balance Sheet or the Closing Date Balance Sheet, as the case may be, but excluding in each case the Excluded Assets and the Excluded Liabilities, and except that inventories shall be valued on a first-in-first-out basis.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

                  "Ancillary Document" is defined in Section 11.1.

                  "Assumed Liabilities" means all liabilities and obligations of Sellers relating to the operation of the Business prior to Closing, including, without limitation, (i) obligations and liabilities under Leases, Commitments and other leases, agreements, contracts and commitments of Sellers existing on the Closing Date (including, without limitation, the Union Contract), including all amendments and modifications thereof to such date, (ii) accounts payable and other accrued liabilities of Sellers as of the Closing Date, (iii) obligations and liabilities under all Business Benefit Plans maintained for the benefit of Employees, and related trusts, (iv) any and all obligations and liabilities relating to post-retirement medical or life insurance benefits for Employees other than Excluded Employees, (v) obligations and liabilities of Sellers in respect of Permits, (vi) Taxes, and (vii) obligations of Sellers in respect of uncleared checks and overdrafts on checking accounts; provided, however, that notwithstanding the foregoing, the Assumed Liabilities shall not include any Excluded Liabilities.

                  "Books and Records" is defined in Section 5.2(a).

                  "Business" means only the business conducted by Sellers in the geographic areas in which they operate, which consists of the design, manufacture and distribution of a full line of truck trailers (including vans, reefers and platform trailers) and intermodal containers and chassis, the manufacture and sale of aftermarket parts and accessories, sales of used trailers, and retail services (including repair and maintenance), and activities related or incidental to any of the foregoing.

                  "Business Benefit Plans" is defined in Section 9.1(f).

                  "Buyer" is defined in the Recitals.

                  "CERCLA" means, the Comprehensive Environmental Resource, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.).

                  "Closing" is defined in Section 1.2.

                  "Closing Adjusted Net Worth" means the Adjusted Net Worth as of December 31, 1996 excluding, however, the book value of the Parent Equipment and the GDI Property on the books of Trailers.

                  "Closing Adjusted Net Worth Statement" is defined in Section 1.5(b)(iii).

                  "Closing Date" is defined in Section 1.2.

                  "Closing Date Balance Sheet" is defined in Section 1.5(b).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commitments" is defined in Section 2.6.

                  "Confidentiality Agreement" is defined in Section 4.3.

                  "Designated Accounts" is defined in Section 1.3.

                  "Disclosure Schedule" is defined in Section 2.1.

                  "Employees" is defined in Section 9.1(b).

                  "Encumbrances" means any mortgages, pledges, liens, charges, security interests, imperfections of title or other encumbrances.

                  "Environmental, Health and Safety Laws" means all federal, state and local laws, rules and regulations relating to occupational health and safety, hazardous substances, and environmental matters applicable to Sellers and/or their business and facilities (whether or not owned by them). Such laws and regulations include but are not limited to the Resource Conversation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended; CERCLA; the Toxic Substances Control Act, 15 U.S.C.
Section 2061 et seq., as amended; the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Account" means the escrow established by Sellers and Buyer pursuant to the Escrow Agreement.

                  "Escrow Agent" means Marine Midland Bank.

                  "Escrow Agreement" means the Escrow Agreement to be entered into on the Closing Date among Sellers, Buyer and the Escrow Agent, in substantially the form attached as Exhibit 11.14-1 hereto.

                  "Escrow Amount" means $2,000,000.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Assets" means: (i) the Designated Accounts (which shall not be operating accounts of any of Sellers and shall not contain any funds of Sellers other than the consideration paid pursuant to this Agreement);
(ii) the consideration paid pursuant to this Agreement; (iii) marketable or other securities not arising out of or related to the Business; (iv) deferred Income Tax assets and any rights of Sellers or any of their Affiliates to any refund of Income Taxes or corporate franchise Taxes; (v) debt issuance expense;
(vi) Stock; (vii) all insurance policies of Sellers or Parent pertaining to the Business and (except as provided in Section 4.10) all rights of Sellers or Parent of every nature and description under or arising out of such insurance policies, (other than refunds of premiums), other than insurance policies and rights thereunder that are used to provide benefits under Business Benefit Plans; (viii) the minute books, stock transfer books and corporate seal of each of Sellers; (ix) any rights of Sellers under any intercompany accounts among the Sellers or between the Sellers and their other Affiliates; and (x) any rights of Sellers under this Agreement, any Ancillary Document or any other agreement between Sellers and Buyer.

                  "Excluded Liabilities" means the following liabilities of
Sellers: (i) principal of, interest on, and other amounts and obligations relating to debt of Sellers to Bank of America, NT&SA or its Affiliates and other bank or institutional lenders (excluding obligations of Sellers in respect of uncleared checks and overdrafts on checking accounts); (ii) any liability or obligation of Sellers to any their Affiliates relating to any intercompany account, Excluded Asset, tax sharing agreement, or otherwise, or arising out of the transfer to Sellers of the Parent Equipment or the GDI Property; (iii) any liability or obligation (whether assessed or unassessed) of Sellers with respect to (A) Income Taxes, whether payable by Sellers or by another member of any consolidated group for Federal Income Tax or state unitary Income Tax purposes in which any of Sellers are included, and corporate franchise Taxes of Sellers,
(B) any Taxes in connection with the consummation of the transactions contemplated hereby (including any Income Taxes arising as a result of the transfer by Sellers to Buyer of the Purchased Assets), (C) any Taxes under any Tax sharing agreements, (D) any Income Taxes of any Person which Seller has assumed or becomes liable for as a transferee or successor, by contract, or otherwise, and (E) deferred Income Tax credits; (iv) all obligations to any Excluded Employee including, without limitation, contractual and By-law indemnification obligations to any such Person and obligations under Business Benefit Plans other than Business Benefit Plans described in Section 3(2) of ERISA (including, without limitation, all Business Benefit Plans that are defined benefit pension plans, defined contribution retirement plans, and supplemental retirement plans; (v) obligations to Current Employees arising under the Severance Program for Salaried Employees (HR Policy # 19.0) solely by reason of the consummation of the sale of assets contemplated by this Agreement;
(vi) obligations of Sellers for payment of bonuses under Parent's Special Bonus Plan dated October 11, 1996; (vii) obligations and liabilities of Sellers or Parent under any agreements concerning confidentiality with prospective purchasers of the Sellers or of any of their past or present Subsidiaries or their respective assets; (viii) all obligations of Sellers under this Agreement, any Ancillary Document or any other agreement between Sellers and Buyer; and
(ix) all obligations of Sellers in respect of fees, costs, broker's commissions, expenses and Transfer Taxes arising out of or in connection with this Agreement, the Ancillary Documents or the transactions hereby or thereby contemplated.

                  "Final Adjusted Net Worth" is defined in Section 1.5(e).

                  "Financial Statements" is defined in Section 2.2.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "GDI Property" is defined in Section 4.15.

                  "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Health and Safety Law or the Release of which is prohibited under any Environmental Health and Safety Law. Without limiting the generality of the foregoing, the term will include:

                           (a) "hazardous substances" as defined in CERCLA,
SARA, or Title III of the Superfund Amendments and Reauthorization Act, each as amended to date, and regulations promulgated thereunder;

                           (b) "hazardous waste" as defined in RCRA and
regulations promulgated thereunder;

                           (c) "hazardous materials" as defined in the HMTA, as
amended to date, and regulations promulgated thereunder; and

                           (d) "chemical substance or mixture" as defined in the
TSCA, as amended to date, and regulations promulgated thereunder.

                           (e) petroleum products, petrochemicals and asbestos,
whether or not included in the foregoing.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Income Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment.

                  "Indemnitee" is defined in Section 11.2(d)(i).

                  "Indemnitor" is defined in Section 11.2(d)(i).

                  "Insurance Policies" is defined in Section 2.18.

                  "Intellectual Property" is defined in Section 2.5.

                  "Interim Adjusted Net Worth" shall mean the Adjusted Net Worth as of the date of the Interim Balance Sheet, as set forth in Exhibit 2.2(a)(ii), in the amount of $139,534,000.

                  "Interim Adjusted Net Worth Statement" is defined in Section 2.2(a)(ii).

                  "Interim Balance Sheet" is defined in Section

2.2(a)(ii).

                  "Interim Financial Statements" is defined in Section
2.2(a)(ii).

                  "IRS" means the United States Internal Revenue Service.

                  "Leased Property" is defined in Section 2.16(b).

                  "Leases" is defined in section 2.16(b).

                  "Litigation" is defined in Section 2.7.

                  "Losses" shall mean any and all losses, damages, liabilities, obligations, judgments, amounts paid in settlement and reasonable costs and expenses of any kind, including, without limitation, reasonable attorney's fees and expenses, but excluding loss of profits and any consequential, special or punitive damages.

                  "Material Adverse Effect" is defined in Section 2.1.

                  "Multiemployer Plan" is defined in Section 9.1(g).

                  "Notice" is defined in Section 11.2(d)(i).

                  "Ordinary Course of Business" means the ordinary course of business of Sellers consistent with past custom and practice.

                  "Owned Real Property" is defined in Section 2.16(a).

                  "Parent" means Great Dane Holdings Inc., a Delaware corporation.

                  "Parent Stock Purchase Agreement" means the Stock Purchase Agreement dated December 19, 1996 by and among The David R. Markin Charitable Remainder Unitrust #1, The David R. Markin Charitable Remainder Unitrust #2, Allan R. Tessler Charitable Remainder Unitrust #1, Allan R. Tessler Charitable Remainder Unitrust #2, Martin L. Solomon, Martin L. Solomon 1996 Charitable Remainder Unitrust, The Douglas Trust, and Jay H. Harris, as sellers, GDH Acquisition Corp., as buyer, Capital Resource Associates, as guarantor and the Parent.

                  "Parent Equipment" means the equipment owned by Parent and leased to Sellers for use in the Business at Sellers' Brazil, Indiana, facility, as further described in the Disclosure Schedule.

                  "Parties" is defined in the Recitals.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permits" is defined in Section 2.8.

                  "Permitted Exceptions" means (i) with respect to the Owned Real Property and the Material Leased Properties, (a) easements, restrictions and Encumbrances (other than Encumbrances securing Excluded Liabilities) which do not affect materially and adversely the current use or occupancy of the property subject thereto, and (b) with respect to any property, easements and Encumbrances which are insured over under a Title Policy issued with respect to such property on or prior to the Closing Date; and (ii) with respect to all other real and personal property included in the Purchased Assets, (a) mechanics', materialmen's or other similar Encumbrances incurred in the Ordinary Course of Business in respect of liabilities incurred in the Ordinary Course of Business and accrued or otherwise reflected as a liability on the books and records of Sellers if and to the extent required to be so accrued or otherwise reflected in accordance with GAAP, (b) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and accrued or otherwise reflected as a liability on the books and records of Sellers if and to the extent required to be so accrued or otherwise reflected in accordance with GAAP, (c) Encumbrances for Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (d) easements, covenants and other restrictions of record or disclosed in the Disclosure Schedule (other than Encumbrances securing Excluded Liabilities), and (e) other easements, restrictions and Encumbrances (other than Encumbrances securing Excluded Liabilities) which do not affect materially and adversely the current use or occupancy of the property subject thereto.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Products" is defined in Section 2.18(a).

                  "Projected Closing Adjusted Net Worth" means shall mean the projected Adjusted Net Worth as of December 19, 1996, as shown on the Projected Closing Adjusted Net Worth Statement, in the amount of $139,479,000.

                  "Projected Closing Adjusted Net Worth Statement" is defined in
Section 1.5(a).

                  "Projected Closing Balance Sheet" is defined in Section

1.5(a).

                  "Purchase Price" is defined in Section 1.3.

                  "Purchased Assets" refers to all the business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are owned by Sellers and used in, held for use by, or related to the Business, including Sellers' rights under leases of what would otherwise be Purchased Assets, but excluding all Excluded Assets, as the same may exist on the Closing Date reflecting operation of the Business in the ordinary course, including, without limitation, the following:

                           (a) all cash (other than consideration paid pursuant
to this Agreement), certificates of deposit, other bank deposits (other than the Designated Accounts), and other cash equivalents;

                           (b) all Owned Real Property, improvements, fixtures
and all other appurtenances thereto and rights in respect thereof;

                           (c) all inventories, machinery, equipment, test
equipment, computers, vehicles, furniture, office materials and other tangible personal property, including the items listed in the Disclosure Schedule;

                           (d) all accounts receivable and notes receivable and
other claims for money or other obligations due to Sellers arising out of the Business;

                           (e) all of the Intellectual Property, including,
without limitation, the GDI Property;

                           (f) all right, title and interest in, to and under
all Commitments;

                           (g) all books and records of the Business (including
such books and records as are contained in computerized storage media), including books and records related to inventory, purchasing, accounting, sales, research, engineering, manufacturing, maintenance, repairs, marketing, banking (other than records relating to the Designated Accounts), Intellectual Property, shipping records, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence;

                           (h) to the extent legally assignable, all Permits;

                           (i) to the extent any of the following relate to any
Assumed Liability or any of the Purchased Assets: claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of Sellers as of the Closing Date;

                           (j) any other tangible assets of Sellers which are
used primarily in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business;

                           (k) all goodwill associated with the Business;

                           (l) all of the Parent Equipment;

                           (m) all insurance contracts, third party
administrators' contracts, investment advisor contracts and independent contractors' contracts relating to the operation of the Business Benefit Plans assumed by Buyer; and

                           (n) all assets under Business benefit Plans
maintained for the benefit of Employees;

but excluding in the case of each of the foregoing all items which are Excluded Assets.

                  "Recall" means any product recall initiated pursuant to regulations of the United States National Highway Traffic Safety Administration.

                  "Release" means any spilling, leaking, seeping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, or disposing into the environment.

                  "Required Consents" is defined in Section 4.11(a).

                  "SEC Reports" means the Annual Reports on Form 10-K of the Parent for each of the fiscal years ended December 31, 1993, 1994 and 1995 (excluding exhibits thereto), and the Quarterly Reports on Form 10-Q of the Parent for each of the fiscal quarters ended March 31, June 30 and September 30, 1996 (excluding exhibits thereto), in each case as filed with the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Sellers" is defined in the Recitals.

                  "Stock" means the issued and outstanding stock of Sellers and any other entity which has been a member of any combined, consolidated, unitary or affiliated group.

                  "Subsidiaries" means Great Dane Trailers Tennessee, Inc., a Tennessee corporation, and Great Dane Los Angeles, Inc., a Georgia corporation, and "Subsidiary" means each of them.

                  "Surveys" is defined in Section 2.16(c).

                  "Taxes" means any and all taxes (including without limitation franchise, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupational, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes) imposed by or on behalf of any governmental authority including without limitation the United States, any state, county, municipality or foreign government, together with any and all penalties, fines, additions to tax and interest thereon.

                  "Tax Returns" shall mean any return, declaration, report, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Title Insurance Company" is defined in Section 2.16(c).

                  "Title Policies" is defined in Section 2.16(c).

                  "Transfer Taxes" mean all sales, recording, transfer, use or other similar taxes or fees (other than gains and Income Taxes) imposed as a result of the consummation of the transactions contemplated hereby.

                  "WARN Act" means Worker Adjustment and Retraining Notification Act of 1988, as amended.

                  11.15. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as in any manner creating, any rights enforceable by any person not a party to this Agreement. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any Employee or former Employee (including any beneficiary or dependent thereof) of Sellers in respect of continued employment (or resumed employment) or any other matters, and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Business Benefit Plan.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                        GREAT DANE HOLDINGS INC.


                                        By:
                                           ------------------------------
                                             Name:
                                             Title:

                                        GREAT DANE TRAILERS, INC.


                                        By:
                                           ------------------------------
                                             Name:
                                             Title:


                                        GREAT DANE TRAILERS TENNESSEE, INC.


                                        By:
                                           ------------------------------
                                             Name:
                                             Title:


                                        GREAT DANE LOS ANGELES, INC.


                                        By:
                                           ------------------------------
                                             Name:
                                             Title:


                                        GREAT DANE LIMITED PARTNERSHIP

                                        By:  DANE ACQUISITION CORP.,
                                             Its General Partner


                                        By:
                                           ------------------------------
                                             Name:
                                             Title:



ACCEPTED AND AGREED SOLELY FOR
PURPOSES OF SECTION 1.5(h):

CAPITAL RESOURCE ASSOCIATES

By:  EQ CORPORATION,
     Managing General Partner


     By:
        ------------------------------
          Name:
          Title: